UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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DARDEN RESTAURANTS, INC.

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August 11, 2011

Dear Shareholders:

On behalf of your Board of Directors, it is our pleasure to invite you to attend the 2011 Annual Meeting of Shareholders of Darden Restaurants, Inc. We will hold the meeting on Thursday, September 22, 2011, at 10:00 a.m., Eastern Daylight Savings Time, at the Hyatt Regency Orlando International Airport, 9300 Airport Boulevard, Orlando, Florida 32827. All holders of our outstanding common shares as of the close of business on July 29, 2011, are entitled to vote at the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

The accompanying notice of meeting and Proxy Statement contain details about the business to be conducted at the meeting. Please read these documents carefully. We will set aside time at the meeting for discussion of each item of business and provide you with the opportunity to ask questions. If you will need special assistance at the meeting because of a disability, please contact Teresa M. Sebastian, Corporate Secretary, Darden Restaurants, Inc., 1000 Darden Center Drive, Orlando, Florida 32837, phone (407) 245-6565.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. Please refer to the proxy card or Notice of Availability of Proxy Materials for more information on how to vote your shares at the meeting.

Your vote is important. Thank you for your support.

Sincerely,

Clarence Otis, Jr.
Chairman of the Board of Directors and
Chief Executive Officer

DARDEN RESTAURANTS, INC.

PROXY STATEMENT

DARDEN RESTAURANTS, INC.

1000 Darden Center Drive

Orlando, Florida 32837

NOTICE OF

2011 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 22, 2011

Time:	10:00 a.m., Eastern Daylight Savings Time, on Thursday, September 22, 2011

Place:	Hyatt Regency Orlando International Airport 9300 Airport Boulevard Orlando, Florida 32827

Items of Business:

1.      To elect a full Board of 12 directors from the named director nominees to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

2.      To approve our amended Employee Stock Purchase Plan;

3.      To hold an advisory vote on executive compensation;

4.      To hold an advisory vote on the frequency of future advisory votes on executive compensation;

5.      To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 27, 2012; and

6.      To transact such other business, if any, as may properly come before the meeting and any adjournment.

Who Can Vote:	You can vote at the meeting and any adjournment if you were a holder of record of our common stock at the close of business on July 29, 2011.

Website:	Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on September 22, 2011: The accompanying Proxy Statement and our 2011 Annual Report to Shareholders are available at www.darden.com. In addition, you may access these materials at www.proxyvote.com. Instructions for requesting a paper copy of these materials are set forth on the Notice of Availability of Proxy Materials sent to our shareholders of record as of July 29, 2011.

Date of Mailing:	This Notice of 2011 Annual Meeting of Shareholders and the Proxy Statement are first being distributed or otherwise furnished to shareholders on or about August 11, 2011.

By Order of the Board of Directors

Teresa M. Sebastian
Senior Vice President,
General Counsel and Secretary

August 11, 2011

DARDEN RESTAURANTS, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 22, 2011

The Board of Directors (the “Board”) of Darden Restaurants, Inc. (“Darden”, the “Company”, “we”, “us” or “our”) is soliciting your proxy for use at the 2011 Annual Meeting of Shareholders to be held on September 22, 2011. This Proxy Statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote at the meeting. This Proxy Statement and the proxy card are first being distributed or otherwise furnished to shareholders on or about August 11, 2011.

CORPORATE GOVERNANCE AND BOARD ADMINISTRATION

Corporate governance guidelines, policies and practices are the foundation for the effective and ethical governance of all public companies. Our Board is committed to the highest standards of corporate governance and ethical business conduct, providing accurate information with transparency and complying fully with the laws and regulations applicable to our business. This commitment supports our reputation for success with integrity and efforts to increase shareholder value. Our corporate governance practices are governed by our Articles of Incorporation, Bylaws, Corporate Governance Guidelines, Board Committee Charters, Lead Director and Shareholder Communication Procedures, Code of Business Conduct and Ethics, and Insider Trading Policy. You can access these documents at www.darden.com to learn more about the framework for our corporate governance practices. Copies are also available in print, free of charge, to any shareholder upon written request addressed to our Corporate Secretary.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that specifically address key governance practices and policies. The Nominating and Governance Committee of the Board oversees governance issues and recommends changes to the Company’s governance guidelines, policies and practices as appropriate. Our Corporate Governance Guidelines cover many important topics, including:

•	Director responsibilities;

•	Director qualification standards;

•	Director independence;

•	Director access to senior management and independent advisors;

•	Director compensation;

•	Approval of Chief Executive Officer and senior management succession plans; and

•	An annual performance evaluation of the Board and each of the Board committees, and an even more in-depth performance evaluation of the Board no less often than every three years.

The Corporate Governance Guidelines also include policies on certain specific subjects, including those that:

•	Require meetings at least four times annually of the non-employee directors in executive session without our Chief Executive Officer present;

•	Require a letter of resignation from directors upon a significant change in their personal circumstances, including a change in or termination of their principal job responsibilities;

•	Limit the number of other boards that directors may serve on;

•	Provide that no member of the Audit Committee may serve on the audit committee of more than three public companies; and

•	Provide a mandatory retirement age for directors.

Director Independence

Our Corporate Governance Guidelines require that at least two-thirds of the Board be independent directors, as defined under the rules of the New York Stock Exchange (“NYSE”). Our Corporate Governance Guidelines include categorical standards of independence to assist the Board in making determinations regarding the independence of our directors. The current Board consists of 12 directors, two of whom are currently employed by the Company (Messrs. Otis and Madsen). The Board conducted an annual review of director independence and affirmatively determined that all of the 10 non-employee directors (Mss. Harker and Sastre and Messrs. Berry, Donald, Fraleigh, Hughes, Ledsinger, Lewis, Mack, and Rose) have no direct or indirect material relationship with us other than their service as directors and are independent. In making this determination the Board considers that in the ordinary course of business, transactions may occur between the Company, including its subsidiaries, and entities with which some of our directors are or have been affiliated. During this review process, the Board identified and took into account the following relationships: Mr. Fraleigh is an executive officer of Sara Lee Corporation and Ms. Sastre is an executive officer of Signature Flight Support. From time to time, in the ordinary course of business, the Company and its subsidiaries may conduct business on an arms-length basis with Sara Lee Corporation and Signature Flight Support. The Board determined that each of these relationships is immaterial and that our categorical standards of independence were met.

Related Party Transactions

The Company has adopted Related Party Transaction Policies and Procedures that require the Nominating and Governance Committee to approve or ratify each Interested Transaction with directors, executive officers, five-percent shareholders or any of their respective immediate family members. In making its determination, the Nominating and Governance Committee considers whether the Interested Transaction is consistent with the best interests of the Company and its shareholders and whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, as well as the extent of the related party’s interest in the transaction.

An “Interested Transaction” as defined in the policy is any transaction, arrangement or relationship in which (i) the amount involved exceeds $120,000 in any calendar year, (ii) the Company is a participant and (iii) any director, executive officer or five-percent shareholder or any of their respective immediate family members has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). Salary or compensation paid to a director or an executive officer that is required to be reported in this Proxy Statement is not considered an Interested Transaction.

There are no Interested Transactions or other related party transactions or relationships required to be reported in this Proxy Statement under Item 404 of the Securities and Exchange Commission (“SEC”)’s Regulation S-K.

Director Election Governance Practices

We do not have a “classified board,” or other system where directors’ terms are staggered; instead our full Board is elected annually. If a nominee for director in an uncontested election does not receive at least the majority of the votes cast, the director will promptly tender his or her resignation to the Board. The Nominating and Governance Committee will recommend to the Board whether to accept or reject the tendered resignation or whether other action should be taken. The Board is required to act on the tendered resignation and publicly disclose its decision and the rationale within 90 days from the date of certification of the election results. If a director’s resignation is not accepted by the Board, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, then the Board may fill the vacancy or decrease the size of the Board. To be eligible to be a nominee for election or reelection as a director of the Company, a person must deliver to our Corporate Secretary a written agreement that he or she will abide by these requirements.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide “that the positions of Chairman of the Board and Chief Executive Officer be held by the same person, except in unusual circumstances or during transition periods to selecting a new Chairman or CEO. This combination has served the Company well throughout its history. The function of the Board in monitoring the performance of the senior management of the Company is fulfilled by the presence of outside directors of stature who have a substantive knowledge of the Company’s business.” The Board believes it is in the best interest of the Company and its shareholders for Mr. Otis to serve as both Chairman and Chief Executive Officer. His in-depth knowledge of the industry, and the issues, opportunities and challenges facing the Company enable decisive leadership with clear accountability, and enhance the Board’s ability to focus on the most strategic and critical issues.

The Company’s independent directors are led by Lead Director Odie Donald who, in accordance with our Corporate Governance Guidelines, chairs executive sessions of the non-employee directors and advises the Chairman and Board committee chairs with respect to agendas and information needs relating to Board and committee meetings. Mr. Donald, along with the other independent outside directors, brings experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company and industry-specific experience and expertise.

Succession Planning

The Board is actively engaged and involved in talent management. The Board reviews the Company’s people strategy in support of its business strategy at least annually. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior officer level. Annually, the Chairman and Chief Executive Officer provides the Board with an assessment of senior executives and their potential to succeed him, and an assessment of persons considered successors to senior executives. Strong potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

Director Education

To foster our value of always learning, always teaching, the Corporate Governance Guidelines encourage director education. The Board also receives regular updates regarding new developments in corporate governance.

Board Role in Oversight of Risk Management

The ultimate responsibility for risk oversight rests with the Board. The Board assesses major risks facing the Company, and reviews options for their mitigation. Each Committee of the Board reviews the policies and practices developed and implemented by management to assess and manage risks relevant to the Committee’s responsibilities, and reports to the Board about its deliberations. The Compensation Committee reviews our annual and long-term compensation plans, and any risks embedded in those plans are discussed and evaluated for appropriateness. The Nominating and Governance Committee oversees risks related to the Company’s governance structure and arising from related person transactions. The Finance Committee reviews financial risk management strategies, including hedging and the use of derivatives, and the insurance coverage on the

Company’s assets The charter for the Audit Committee requires, among other responsibilities, that it review the integrity of the Company’s financial reporting processes and internal controls, including the process for assessing risk of fraudulent financial reporting and significant financial risk exposures, and the steps management has taken to monitor and report those exposures. Accordingly, in addition to its other duties, the Audit Committee periodically reviews risk assessment and management, including legal compliance, internal auditing and financial controls, litigation, and environmental, health and safety matters. The Audit Committee annually reviews the Company’s enterprise risk assessment (ERA) process and the comprehensive assessment of key financial, operational and regulatory risks identified by management, as well as mitigating practices. The Audit Committee then discusses the ERA results with the full Board, which is ultimately responsible for oversight of this process.

Assessment of Risk of Compensation Programs

We believe that our compensation programs for executives and other employees are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not incent executives or other employees to take unnecessary or excessive risks. Specifically, we believe that the following features of our compensation programs (discussed in more detail in the Compensation Discussion and Analysis section below) help manage or mitigate risk:

•

The Company has allocated compensation among base salary and short and long term compensation target opportunities for executives in such a way as to not encourage excessive risk taking. Incentive compensation is not overly weighted toward short-term incentives; for example, the CEO’s maximum annual incentive award opportunity in 2010 represented approximately 38 percent of his target total direct compensation. In addition, both short-term and long-term incentives are subject to maximum payment amounts;

•

The mix of equity award instruments used under our long-term incentive program (a) includes full value awards; and (b) rewards different performance measures (currently, total shareholder return for stock options, and sales and diluted net EPS growth for performance stock units (“PSUs”));

•

Our annual and long-term compensation plans are reviewed by the Compensation Committee and any risks embedded in those plans are discussed and evaluated for appropriateness. Our incentive opportunities are designed to drive strong, sustainable growth and shareholder return;

•

The multi-year vesting of our equity awards aligns incentive compensation with shareholders’ interests by rewarding long-term stock appreciation rather than short-term performance, and account for the time horizon of risk;

•	Our Stock Ownership Guidelines encourage a focus on long-term growth in shareholder value; and

•	Our policies regarding recoupment and forfeiture of compensation discourage excessive or inappropriate risk taking.

Code of Business Conduct and Ethics

We have a comprehensive Code of Business Conduct and Ethics that applies to all employees. It covers many topics and addresses the particular responsibilities of our directors, our chief executive officer and our senior financial executives. We also have a Code of Business Conduct and Ethics for our directors.

We proactively promote ethical behavior by all employees and encourage our employees to talk to supervisors or other personnel when in doubt about the best course of action in a particular situation. To encourage employees to report violations of laws or our Code of Business Conduct and Ethics, the Code provides that we will not allow retaliation for reports made in good faith. We also are committed to ethical behavior in the communities we serve and our industry generally. The Darden Restaurants Foundation Diversity and Business Ethics Endowment, the first comprehensive diversity and business ethics endowment in the hospitality industry, was created with financial support from the Darden Restaurants, Inc. Foundation by the University of Florida’s Warrington College of Business.

We require all of our directors, officers and certain other corporate employees to complete an annual questionnaire and certification regarding compliance with the applicable Code of Business Conduct and Ethics.

Summary of Corporate Governance Practices

The Board and its Committees regularly review our corporate governance and compensation practices and propose modifications as warranted for adoption by the Board. The following summarizes some of our key principles and practices, which are described in more detail elsewhere in this Proxy Statement and in our key corporate governance documents, which are available on-line at www.darden.com.

•	Our Directors are elected annually; we do not have a classified Board (see page 3);

•	At least two-thirds of our Board is required to be independent, and currently 10 of 12 directors are independent (see page 3);

•	All Board committees except the Executive Committee consist entirely of independent directors (see page 22);

•	All Board committees have the authority to retain outside advisors (see page 22);

•	We require meetings of the independent directors in executive session at least four times annually (see page 2);

•	Our independent directors have named a lead director to chair executive sessions (see page 4);

•	We limit the number of other boards that directors may serve on (see page 2);

•	We provide a mandatory retirement age for directors (see page 3);

•	We provide for director access to senior management (see page 2);

•	We encourage director education (see page 4);

•

The Board conducts a self-evaluation annually to determine whether it and its committees are functioning effectively, and from time to time also arranges for an in-depth evaluation led by an outside consultant (see page 2);

•

In an uncontested election, if a nominee for director does not receive the vote of at least a majority of the votes cast, the director will promptly tender his or her resignation to the Board (see page 3);

•	Directors must tender their resignation upon a significant change in their personal circumstances, including a change in or termination of their principal job responsibilities (see page 2);

•	The Board has adopted a formal written related party transaction policy and procedure (see page 3);

•	The Board is actively involved in talent management and succession planning (see page 4);

•	The Board has adopted claw-back provisions providing for the recovery of bonuses and incentive compensation in appropriate circumstances (see page 33);

•	Effective with fiscal 2012, we no longer gross-up our named executive officers to offset their taxes on imputed income on the limited perquisites we provide (see pages 33 and 53);

•	Our change of control Management Continuity Agreements include a “double trigger” and do not provide for tax gross-ups (see page 49);

•	The Board has adopted stock ownership requirements for executives intended to align their interests with those of our stockholders and to protect against inappropriate risk taking (see page 50);

•	The Board also has adopted stock ownership guidelines for non-employee directors (see page 25);

•

We have allocated compensation among base salary and short and long-term compensation target opportunities for executives in such as way as to not encourage excessive risk taking, and incentive compensation is not overly weighted toward short-term incentives (see page 5); and

•

The multi-year vesting of equity awards aligns incentive compensation with shareholders’ interests by rewarding long-term stock appreciation rather than short-term performance, and account for the time horizon of risk (see page 5).

PROPOSALS TO BE VOTED ON

PROPOSAL 1—ELECTION OF TWELVE DIRECTORS FROM THE NAMED

DIRECTOR NOMINEES

Our Board currently has 12 members, and each director stands for election every year. Proxies for this annual meeting cannot be voted for more than 12 directors. In the future, the Board may increase or decrease the size of the Board and appoint or nominate for election new directors.

The following directors are standing for election this year to hold office until the 2012 Annual Meeting of Shareholders and until their successors are elected and qualified. All were nominated by our Nominating and Governance Committee and have previously served on the Board. Each of the director nominees has consented to being named in this Proxy Statement and to serve as a director if elected. If a director nominee is not able to serve, proxies may be voted for a substitute nominated by the Board. However, we do not expect this to occur.

The Board of Directors recommends that you vote FOR each of the nominees to the Board.

Board Nominees

The following information is as of the date of this Proxy Statement. Included is information provided by each director, such as his or her age, all positions currently held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the specific information presented below regarding the experience, qualifications, attributes and skills that led our Board to the conclusion that the nominee should serve as a director, we also believe that each of our director nominees has a reputation for integrity, honesty and adherence to high ethical standards. Darden’s core purpose is to nourish and delight everyone we serve, as supported by our core values of integrity and fairness, respect and caring, diversity, always learning—always teaching, being “of service”, teamwork and excellence. As noted in our Corporate Governance Guidelines, our directors should reflect these core values, possess the highest personal and professional ethics, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.

LEONARD L. BERRY

Director since 2001.

Leonard L. Berry, age 68, is Presidential Professor for Teaching Excellence, Distinguished Professor of Marketing and M.B. Zale Chair in Retailing and Marketing Leadership, Mays Business School, Texas A&M University, and Professor of Humanities in Medicine, College of Medicine, Texas A&M University. He joined the faculty of Texas A&M University in 1982. Dr. Berry is the Founder of the Center for Retailing Studies at Texas A&M University. During 2001-2002, he was a visiting scientist at the Mayo Clinic where he studied health care service. He is currently a director of Genesco Inc. and Lowe’s Companies, Inc.

The Nominating and Governance Committee concluded that Dr. Berry is qualified and should serve, in part, because of his significant achievements as a business scholar. His work has focused on, among other business topics, the study of successful practices and strategies in service and retail organizations, particularly customer service and hospitality and building and maintaining strong brands. His skills include knowledge of retail operations, consumer marketing/brand building, human resources, health care and corporate governance.

ODIE C. DONALD

Director since 1998.

Odie C. Donald, age 61, has served as President of Odie Donald Investment Enterprises, LLC, a private investment firm, since August 2003. Previously, Mr. Donald was a Consultant to (from July 2001 to December 2002) and President of (from April 2000 to July 2001) DIRECTV, Inc., a direct broadcast satellite television service and then a unit of Hughes Electronics Corporation. Mr. Donald served as Chief Executive Officer of Cable & Wireless Plc, a communications company serving the Caribbean and Atlantic Islands from 1999 to 2000. He retired as a Group Vice President in 1998 from BellSouth Corporation, a telecommunications company, after a 25 year career. He served as President of BellSouth Mobility, Inc., BellSouth’s cellular telecommunication division, from 1992 to 1998.

The Nominating and Governance Committee concluded that Mr. Donald is qualified and should serve, in part, because of his past experience as CEO and in senior executive-level operations and staff positions with media, technology and consumer-focused companies. His skills include knowledge of retail operations, consumer marketing/brand building, human resources, technology, and international operations.

CHRISTOPHER J. (CJ) FRALEIGH

Director since 2008.

Christopher J. (CJ) Fraleigh, age 47, was appointed as Chief Executive Officer of Sara Lee North America and Executive Vice President of Sara Lee Corporation, a global consumer products company, in November 2007. Mr. Fraleigh has also served as the Chief Operating Officer of Sara Lee North America from November 2007 to 2008. In addition, he held the office of Chief Executive Officer of Sara Lee Food & Beverage and Senior Vice President of Sara Lee Corporation from January 2005 to November 2007. Mr. Fraleigh was General Manager of GMC-Buick, a division of General Motors, during 2004 and Executive Director of Advertising and Corporate Marketing from 2001 to 2004 for General Motors Corporation. From 1999 to 2001, Mr. Fraleigh served as Vice President, Colas for PepsiCo, Inc., a food and beverage manufacturer.

The Nominating and Governance Committee concluded that Mr. Fraleigh is qualified and should serve, in part, because of his senior level executive experience in large, complex, retailing and global brand management companies. His skills include knowledge of consumer marketing/brand building, franchising, and supply chain management and distribution.

VICTORIA D. HARKER

Director since 2009.

Victoria D. Harker, age 46, has served as the Executive Vice President and Chief Financial Officer of AES Corporation, a global power company with generation and distribution businesses, since January 2006. She held the position of Acting Chief Financial Officer, Senior Vice President and Treasurer of MCI, Inc., a telecommunications company, from November 2002 to January 2006. Prior to that, Ms. Harker served as Chief Financial Officer of MCI Group, a unit of WorldCom Inc., from 1998 to 2002.

The Nominating and Governance Committee concluded that Ms. Harker is qualified and should serve, in part, because of her senior level executive experience in large, complex, global organizations. Her skills include knowledge of accounting and financial controls, corporate finance and strategy, technology, and mergers and acquisitions.

DAVID H. HUGHES

Director since 2001.

David H. Hughes, age 67, retired from Hughes Supply, Inc., which was an NYSE-listed, Fortune 500 diversified wholesale distributor of construction and industrial materials, equipment and supplies prior to its sale to The Home Depot, Inc. in 2006, after serving as Chairman of the Board from 1986 to 2006. Mr. Hughes also served as the Chief Executive Officer of Hughes Supply, Inc. from 1974 to 2003. Mr. Hughes is currently a director of SunTrust Banks, Inc.

The Nominating and Governance Committee concluded that Mr. Hughes is qualified and should serve, in part, because of his general business management experience, including as a CEO and board member of public companies. His skills include knowledge of financial controls and accounting, corporate governance, supply chain and distribution, and mergers and acquisitions.

CHARLES A. LEDSINGER, JR.

Director since 2005.

Charles A. Ledsinger, Jr., age 61, has served as Chairman of the boards of directors of two-privately held companies, Realty Investment Company, Inc., an operating and investment company, and Sunburst Hospitality Corporation, a hotel and real estate operator, since May 2009. He was Vice Chairman from September 2006 to May 2009, Chief Executive Officer from August 1998 to July 2009 and President from August 1998 to September 2006 of Choice Hotels International, Inc., a lodging franchisor. Mr. Ledsinger served as President and Chief Operating Officer of St. Joe Company, a diversified real estate operating company, from February 1998 to August 1998, and Senior Vice President and Chief Financial Officer from May 1997 to February 1998. He was Senior Vice President and Chief Financial Officer of Harrah’s Entertainment, Inc., a casino operator, from June 1995 to April 1997. From August 1990 to June 1995, he was Senior Vice President and Chief Financial Officer of The Promus Companies, Incorporated, a hotel operator and the former parent of Harrah’s Entertainment, Inc. Mr. Ledsinger is currently a director of FelCor Lodging Trust Incorporated.

The Nominating and Governance Committee concluded that Mr. Ledsinger is qualified and should serve, in part, because of his experience as a CEO and senior executive of public companies in the hospitality industry, including those that operated multiple hotel brands. His skills include knowledge of consumer marketing/brand building, hospitality operations, franchising, international operations, financial controls and accounting, corporate finance, supply chain and distribution, and mergers and acquisitions.

WILLIAM M. LEWIS, JR.

Director since 2005.

William M. Lewis, Jr., age 55, has served as the Managing Director and Co-Chairman of Investment Banking for Lazard Ltd, an investment banking firm since April 2004. He held various positions with Morgan Stanley, an investment banking firm, from 1978 to 1980 and from 1982 to April 2004, including Managing Director and Co-Head of the Global Banking Department from 1999 to 2004.

The Nominating and Governance Committee concluded that Mr. Lewis is qualified and should serve, in part, because of his general business management expertise, including considerable experience in corporate finance. His skills include knowledge of corporate finance structure and strategies, the operation of the capital markets, and mergers and acquisitions.

SENATOR CONNIE MACK, III

Director since 2001.

Senator Connie Mack, III, age 70, has been a partner and senior policy advisor for Liberty Partners Group, a public policy consulting firm, since January 2010. From January 2007 to May 2010, he was a partner and senior policy advisor at Liberty Partners of Florida, LLC, a public policy consulting firm which focused on advocacy strategies at the state and federal levels of government. Senator Mack served as a senior policy advisor of the government relations practice group at King & Spalding LLP, a law firm, from February 2005 to December 2009 and at the law firm Shaw Pittman, LLP from February 2001 to February 2005. He served as a United States Senator (R-Florida) from 1989 to 2001 and as a United States Congressman (R-Florida) from 1983-1989. Prior to his government service, Senator Mack spent 16 years in commercial banking, including five years as president of the Florida National Bank of Lee County. Senator Mack is currently a director of Mutual of America Life Insurance Co.

The Nominating and Governance Committee concluded that Senator Mack is qualified and should serve, in part, because of his experience as a government senior leader, a business executive, and public policy advisor. His skills include knowledge of public policy and government relations.

ANDREW H. (DREW) MADSEN

Director since 2004.

Andrew H. (Drew) Madsen, age 55, has served as our President and Chief Operating Officer since November 2004. Previously, Mr. Madsen served as our Senior Vice President and President of Olive Garden® from March 2002 to November 2004. In addition, from December 1998 to March 2002, he was our Executive Vice President of Marketing for Olive Garden. He was President of International Master Publishers, Inc., a developer and marketer of consumer information products, from 1997 to December 1998. From 1993 until 1997, he held various positions at James River Corporation (now part of Koch Industries), including Vice President and General Manager for the Dixie consumer products unit. He began his career in 1980 as a Marketing Assistant at General Mills, Inc. While at General Mills, he worked on a variety of popular consumer food products including Wheaties Cereal and Yoplait Yogurt. His last position at General Mills was Vice President of Marketing. Mr. Madsen is currently a director of The Talbots, Inc.

The Nominating and Governance Committee concluded that Mr. Madsen is qualified and should serve, in part, because of his service as the President and Chief Operating Officer of the Company and in other leadership roles with the Company.

CLARENCE OTIS, JR.

Director since 2004.

Clarence Otis, Jr., age 55, has served as our Chairman of the Board since November 2005 and our Chief Executive Officer since November 2004. He was Executive Vice President of the Company from March 2002 until November 2004 and President of Smokey Bones Barbeque & Grill, a restaurant brand formerly owned and operated by us, from December 2002 until November 2004. Mr. Otis was our Senior Vice President from December 1999 until March 2002 and Chief Financial Officer from December 1999 until December 2002. Mr. Otis joined us in 1995 as Vice President and Treasurer, and served as Senior Vice President, Investor Relations from July 1997 to August 1998, and as Senior Vice President, Finance and Treasurer from August 1998 until December 1999. He was Managing Director and Manager of Public Finance for Chemical Securities, Inc. (now J.P. Morgan Securities, Inc.), an investment banking firm, from 1991 to 1995. Mr. Otis is currently a director of Verizon Communications, Inc., VF Corp, and the Federal Reserve Bank of Atlanta.

The Nominating and Governance Committee concluded that Mr. Otis is qualified and should serve, in part, because of his service as the Company’s Chief Executive Officer and in other leadership roles with the Company.

MICHAEL D. ROSE

Director since 1995.

Michael D. Rose, age 69, was elected the Chairman of the Board of First Horizon National Corporation, a national financial services company, in January 2007. Since 1998, he has been a private investor and Chairman of the Board of Midaro Investments, Inc., a privately held investment firm. From May 2005 to May 2009, Mr. Rose served as Chairman of the Executive Committee of Gaylord Entertainment Company, a diversified entertainment company. He served as Chairman of the Board of Gaylord Entertainment Company from April 2001 to May 2005. Mr. Rose was Chairman of the Board of Promus Hotel Corporation, a franchiser and operator of hotel brands and formally a division of Promus Companies, Incorporated, from 1995 to 1997. From 1995 to 1996, he was Chairman of the Board of Harrah’s Entertainment, Inc., a casino operator and formally a division of Promus Companies, Incorporated. Mr. Rose served as Chairman of the Board from 1990 to 1995 and Chief Executive Officer from 1990 to 1994 of Promus Companies, Incorporated, a hotel operator. Mr. Rose is currently a director of First Horizon National Corporation, Gaylord Entertainment Company, and General Mills, Inc.

The Nominating and Governance Committee concluded that Mr. Rose is qualified and should serve, in part, because of his extensive leadership experience, both as an executive and board member, in publicly traded companies, including having served as Chairman of the Board of five public companies. His skills include knowledge of hospitality operations, consumer marketing/brand building, franchising, international operations, financial accounting and strategy, corporate governance, real estate development and mergers and acquisitions.

MARIA A. SASTRE

Director since 1998.

Maria A. Sastre, age 56, has served as Chief Operating Officer of Signature Flight Support, a fixed based operation and distribution network for business aviation services, since May 2010. Ms. Sastre held the position of President and Chief Executive Officer of Take Stock in Children, a non-profit organization providing scholarships and mentors to Florida’s low-income, at-risk children, from January 2009 to May 2010. She served as Vice President of Sales and Marketing, Latin America and Caribbean, for Royal Caribbean International, Celebrity Cruises and Azamara Cruises, all units of Royal Caribbean Cruises, Ltd., a global cruise line company, from January 2007 to September 2008. From 2005 to 2007 she was Vice President, International, Latin America and Asia Sales and Marketing for Royal Caribbean International and Celebrity Cruises and from 2000 to 2004, she served as Vice President, Total Guest Satisfaction Services and Vice President, Fleet Operations, Hotel for Royal Caribbean International. Ms. Sastre was Vice President for Latin America and Miami from 1995 to 1999 and Director of International Sales and Marketing for Asia, Europe and Latin America from 1992 to 1995 for United Air Lines, Inc., a commercial air transportation company. Ms. Sastre is currently a director of Publix Super Markets, Inc.

The Nominating and Governance Committee concluded that Ms. Sastre is qualified and should serve, in part, because of her executive-level experience in operations and staff roles in consumer-facing companies. Her skills include knowledge of retail and hospitality operations, international operations, corporate finance, supply chain and distribution, and mergers and acquisitions.

PROPOSAL 2—APPROVAL OF AMENDED

EMPLOYEE STOCK PURCHASE PLAN

We are seeking approval of our Employee Stock Purchase Plan (“Purchase Plan”) as amended to increase the number of shares available for issuance by 1,500,000 shares from 3,600,000 to 5,100,000 shares.

The Board of Directors recommends a vote FOR the approval of the amended Employee Stock Purchase Plan.

Background

The Purchase Plan was originally adopted by our Board of Directors on June 23, 1998. It was approved by our shareholders on September 24, 1998, and became effective on January 1, 1999. It was amended by our Board on June 15, 2004, and approved by our shareholders on August 18, 2004.

Under the Purchase Plan in its current form, eligible employees can purchase up to an aggregate of 3,600,000 shares of our common stock at a discount. The discounted purchase price is 85 percent of the fair market value of our stock on the first or last trading day of the offering period, whichever is lower. The offering period currently is a calendar quarter. To be eligible to participate in the Purchase Plan, employees must be employed by us for at least one year. Executive officers filing reports under Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”) are not eligible to participate.

On March 22, 2011, our Board of Directors adopted the amended Purchase Plan to be effective on January 1, 2012, subject to approval by our shareholders at the 2011 Annual Meeting. Accordingly, we are asking you to approve at the Annual Meeting the amended Purchase Plan in the form attached as Appendix A to this Proxy Statement. The amended Purchase Plan will increase the number of shares of our common stock available for purchase under the Purchase Plan by 1,500,000 shares, from 3,600,000 to a total of 5,100,000 shares.

The material features of the amended Purchase Plan are summarized below. The summary is not a complete description of all the provisions of the amended Purchase Plan and is qualified in its entirety by reference to the complete text of the amended Purchase Plan, which is attached as Appendix A to this Proxy Statement and is marked to show the amended language.

Description of the Employee Stock Purchase Plan as Amended

Purpose

The purpose of the Purchase Plan is to provide eligible employees with an opportunity to acquire an equity interest in us through the purchase of our common stock, as an incentive to promote the profitable growth of our company. Nearly all of the shares to be issued under the Purchase Plan shall be issued to U.S. participants under the portion of the plan (the “U.S. portion of the Purchase Plan”) that is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The remaining shares may be issued to international participants under the portion of the Purchase Plan that provides for the issuance of shares to employees who work or reside in other countries, primarily Canada, subject to terms and conditions that may be established by the Compensation Committee (the “international portion of the Purchase Plan”). The international portion of the Purchase Plan is not subject to the provisions of Section 423 of the Code.

Administration

The Purchase Plan is administered by our Compensation Committee. The Compensation Committee is authorized to make determinations with respect to the administration and interpretation of the Purchase Plan, and to make such rules as may be necessary to carry out its provisions. The Compensation Committee may delegate its authority to administer the Purchase Plan to a plan custodian or to our directors, officers, employees or agents as it may deem appropriate from time to time.

Shares Available for Purchase

The amended Purchase Plan will increase the number of shares of our common stock available for purchase by 1,500,000 shares to an aggregate of 5,100,000 shares. As of June 30, 2011, 3,262,092 of these shares had already been purchased. The number of shares available for purchase under the Purchase Plan is subject to adjustment to reflect any stock dividend, stock split, recapitalization, share combination or similar change that occurs in our capitalization. The shares available for purchase under the Purchase Plan may be authorized but unissued shares, treasury shares or shares acquired in the open market or otherwise. On June 30, 2011, the closing price of our common stock, as reported on the New York Stock Exchange, was $49.76.

Participation

Each of our employees, and each employee of our subsidiaries designated by the Compensation Committee, are eligible to participate in the U.S. portion of the Purchase Plan, provided that:

•	The employee’s customary employment is more than 20 hours per week and more than five months per year;

•	The employee has been employed by us or a designated subsidiary for at least one year;

•	The employee is not both a highly compensated employee within the meaning of Section 414(q) of the Code and one of our executive officers subject to Section 16(b) of the Exchange Act; and

•

Immediately after the grant of the right to purchase shares under the Purchase Plan, the employee would not own shares (including shares which such employee may purchase under the Purchase Plan or under outstanding options) having five percent or more of the total combined voting power or value of all classes of our capital stock or of any subsidiary.

The Compensation Committee also has the power and authority to allow any of our employees who work or reside outside of the United States to participate in the international portion of the Purchase Plan in accordance with such special terms and conditions as the Compensation Committee may establish from time to time. As of June 30, 2011, there were approximately 6,000 participants in the Purchase Plan and approximately 77,400 employees were eligible to participate in the Purchase Plan.

Participation in the Purchase Plan is voluntary. An eligible employee may elect to participate in the Purchase Plan by authorizing us to withhold from the participant’s compensation certain amounts (not to exceed $5,000 per calendar quarter and not less than $10 per pay period) and to apply those amounts to purchase shares of our common stock. A participant may increase, decrease or stop the amount to be deducted from his or her compensation upon proper notice. Participants may also make contributions to the Purchase Plan by personal check or money order (subject to the $5,000 contribution limitation). No participant may purchase shares under the U.S. portion of the Purchase Plan if such shares, together with common stock purchased by such participant under all other “employee stock purchase plans,” as defined in Section 423(b) of the Code, would have a fair market value in excess of $25,000 per calendar year. In addition, no participant may purchase more than 1,000 shares during a calendar quarter. Participating employees may terminate their participation in the Purchase Plan at any time and receive the cash and shares held in their account, subject to the terms of the Purchase Plan and to such terms and conditions as the Compensation Committee may establish. Except as otherwise provided in the Purchase Plan, the funds accumulated in each participant’s account on the last day of the offering period will be used to purchase shares.

Offering Period

Unless otherwise determined by the Compensation Committee, each calendar quarter is an offering period under the Purchase Plan. The Compensation Committee may, in its discretion and with prior notice, change the offering period from time to time, provided that in no event will an offering period be greater than one year.

Purchase Price

Unless otherwise determined by the Compensation Committee, the purchase price of shares will be 85 percent of the mean between the highest and lowest selling prices of a share of our common stock as quoted by the New York Stock Exchange on either the first or last trading day of the offering period, whichever is lower (the “Discounted Purchase Price”). The Compensation Committee may, in its discretion and with prior notice, change the Discounted Purchase Price from time to time, provided that in no event will the Discounted Purchase Price be less than 85 percent of the mean between the highest and lowest selling prices of a share of our common stock as quoted on the New York Stock Exchange on either the first or last trading day of the offering period, whichever is lower.

Rights to Purchased Shares

Each participant retains the rights associated with his or her purchased shares and customarily accruing to an owner of record, including the right to receive dividends (whether paid in cash, shares or otherwise) and the right to receive notices of and vote at shareholders’ meetings. All cash dividends and other cash distributions paid on shares held in a participant’s account are used to purchase additional shares of our common stock in the open market on the dividend payment date or as promptly thereafter as practicable. Shares purchased on the open market with cash dividends and distributions do not count against the total number of shares available for purchase under the Purchase Plan. The price per share of shares purchased is the weighted average price per share at which such shares are actually purchased in the open market for the related dividend on behalf of all participants. All non-cash dividends and other non-cash distributions paid on shares held in a participant’s account are held for the benefit of such participant. Shares acquired under the Purchase Plan may not be sold or otherwise disposed of for at least one year after the date on which the shares were acquired for the account of the participant, except in the case of termination of employment, retirement, death or disability.

Termination of Employment

Upon a participant’s termination of employment with us for any reason, his or her participation in the Purchase Plan will cease, and the accumulated payroll deductions and cash contributions for that offering period will be paid, in cash, to the participant or the participant’s estate or designated beneficiary within 30 days following the date of such termination, together with all shares held in the participant’s account.

Termination or Amendment of the Plan

The Compensation Committee may terminate or amend the Purchase Plan at any time, but the Compensation Committee may not, without shareholder approval:

•	Change the class of individuals eligible to purchase shares under the Purchase Plan;

•	Increase the maximum number of shares available for purchase under the Purchase Plan, except as otherwise permitted under the Purchase Plan; or

•

Change the Discounted Purchase Price so that it is less than 85 percent of the mean between the highest and lowest selling prices of a share of Darden common stock as quoted on the New York Stock Exchange on either the first or last trading day of the offering period, whichever is lower.

The Purchase Plan will automatically terminate when all shares available under the Purchase Plan have been sold.

Amount of Future Benefits

Because the amount of future benefits under the Purchase Plan will depend on participant elections and the fair market value of our common stock, the amount of such benefits is not determinable. Our directors and executive officers filing reports under Section 16 of the Exchange are not eligible to participate in the Purchase Plan. During fiscal 2011, all participating employees, including our current officers who are not Section 16 executive officers, as a group (6,253 persons), purchased 200,764 shares of common stock under the Purchase Plan at the weighted average purchase price per share of $37.15.

Federal Income Tax Consequences

The following is a brief summary of the federal income tax aspects of the share purchase rights that may be granted under the Purchase Plan based upon federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not describe foreign, state or local tax consequences.

The U.S. portion of the Purchase Plan, and the right of participants to make purchases of our common stock pursuant to the U.S. portion of the Purchase Plan, are intended to be eligible for the favorable tax treatment provided by Sections 421 and 423 of the Code. There are no tax deductions available for amounts paid by participants to acquire shares under the Purchase Plan. A participant will realize no income upon the grant of the share purchase rights or upon the purchase of common stock under the Purchase Plan, and we will not be entitled to any deduction at the time of grant of the rights or purchase of the shares. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

The amount of a participant’s tax liability upon disposition of the shares acquired will depend on whether or not the participant satisfies the prescribed holding period as summarized below. If the participant holds the shares purchased for the prescribed holding period of two years from the grant of the share purchase right and one year from the purchase date, then upon disposition of shares we will receive no deduction and the participant will recognize:

•

ordinary income on the lesser of the participant’s gain on the sale or the purchase price discount under the Purchase Plan, applied to the fair market value of the shares at the first day of the offering period; and

•	long-term capital gain (or loss) on the difference between the sale price and the sum of the purchase price and any ordinary income recognized on the disposition.

However, consequences for both us and the participant would differ if the participant did not satisfy the prescribed holding period described above. In the event that the shares are sold or disposed of (including by way of gift) before the expiration of the prescribed holding periods, the excess of the fair market value of the shares on the date such shares are purchased over the purchase price of such shares will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as capital gain and will be treated as long-term capital gain if the shares have been held more than one year. Even if the shares are sold for less than their fair market value on the date the shares are purchased, the same amount of ordinary income is attributed to a participant and a capital loss is recognized equal to the difference between the sales price and the value of the shares on such date of purchase. We ordinarily will be allowed a tax deduction at the time and in the amount of the ordinary income recognized by the participant.

If the participant still owns the purchased shares at the time of death, the lesser of the amount by which the fair market value of the shares on the date of death exceeds the purchase price of such shares, or the purchase price discount applied to the fair market value of the shares at the first day of the offering period in which those shares were acquired, will be treated as ordinary income in the year of death. We ordinarily will be allowed a tax deduction at the time and in the amount of the ordinary income recognized by the participant.

Equity Compensation Plan Information

The following table gives information about shares of our common stock issuable as of May 29, 2011 under our 2002 Stock Incentive Plan (the “2002 Plan”), the RARE Hospitality International, Inc. Amended and Restated 2002 Long-Term Incentive Plan (the “RARE Plan”), our Stock Option and Long-Term Incentive Plan of 1995 (the “1995 Plan”), our Restaurant Management and Employee Stock Plan of 2000 (the “2000 Plan”), our Stock Plan for Directors (the “Director Stock Plan”), our Compensation Plan for Non-Employee Directors (the “Director Compensation Plan”) and our Employee Stock Purchase Plan.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders (3)	12,270,823	$32.91	7,242,254	(4)
Equity compensation plans not approved by security holders (5)	2,145,791	$31.96	70,261	(6)
Total	14,416,614	$32.77	7,312,515

(1)	Includes options exercisable for common shares and deferred compensation obligations, unvested restricted stock units and PSUs that may be paid out in common shares.

(2)	Relates solely to options exercisable for common shares.

(3)	Consists of the 2002 Plan, 1995 Plan and our Employee Stock Purchase Plan. The 2002 Plan has a “fungible share pool” approach to account for authorized shares. With respect to stock options and SARs, the number of shares available for awards is reduced by one share for each share covered by such award or to which the award relates. With respect to awards granted after September 15, 2006, other than stock options and SARs, the number of shares available for awards is reduced by two shares for each share covered by such award or to which such award relates. Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash are not counted against the aggregate number of shares available for awards under the 2002 Plan.

(4)	Includes up to 6,904,347 shares of common stock that may be issued under awards under the 2002 Plan, and up to 337,908 shares of common stock that may be issued under our Employee Stock Purchase Plan. No new awards may be made under the 1995 Plan.

(5)	Consists of the RARE Plan, the 2000 Plan, the Director Stock Plan, and the Director Compensation Plan, each of which is further described below.

(6)	Consists of shares available for issuance under the RARE Plan.

RARE Plan. We acquired RARE on October 1, 2007. The RARE Plan has not been approved by our shareholders, but was approved by the shareholders of RARE on May 8, 2007. The RARE Plan is administered by the Compensation Committee and provides for the issuance of common stock in connection with awards of non-qualified stock options, incentive stock options, restricted stock and restricted stock units. Persons eligible to receive awards under the RARE Plan are any employee, officer, director, consultant or advisor of the Company who, as of September 30, 2007, was an employee, officer, director, consultant or advisor to RARE or its subsidiaries or affiliates. The RARE Plan is designed to meet the requirements of Section 162(m) of the Code regarding the deductibility of executive compensation. The exercise price of stock options shall be determined by the Compensation Committee, but shall not be less than the fair market value of a share of common stock as of the grant date. No new awards may be granted under the RARE Plan after May 10, 2014, but the plan shall remain in effect as long as any awards under the plan are outstanding. The RARE Plan allows the Compensation Committee to specify the conditions of the awards, including but not limited to the vesting period, option period, termination provisions and transferability provisions.

The Compensation Committee further amended the RARE Plan on June 19, 2008, to provide a “fungible share pool” approach to manage authorized shares under the RARE Plan. If an award under the RARE Plan entitles the holder to receive or purchase shares of common stock, the shares covered by such award or to which the award relates shall be counted against the aggregate number of shares available for awards under the RARE Plan as follows:

•	With respect to stock options, the number of shares available for awards shall be reduced by one share for each share covered by such award or to which the award relates;

•

With respect to awards that were granted on or after June 19, 2008, other than stock options, the number of shares available for awards shall be reduced by two shares for each share covered by such award or to which such award relates; and

•

Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash shall not be counted against the aggregate number of shares available for awards under the RARE Plan.

If any shares covered by an award under the RARE Plan or to which an award relates are not purchased or are forfeited or are reacquired by the Company (including shares of restricted stock, whether or not dividends have been paid on such shares), or if an award otherwise terminates or is cancelled without delivery of any shares, then the number of shares counted pursuant to the RARE Plan against the aggregate number of shares available under the RARE Plan with respect to such award, to the extent of any such forfeiture, reacquisition, termination or cancellation, shall again be available for granting awards under the RARE Plan. The RARE Plan does not provide, however, for “net share counting,” so that shares that are used to pay the exercise price of a stock option or are withheld upon exercise of a stock option to satisfy tax withholding requirements will not be added to the number of shares available for granting awards under the RARE Plan.

2000 Plan. The 2000 Plan provides for the issuance of up to 5,400,000 shares of common stock out of our treasury as non-qualified stock options, restricted stock or restricted stock units. No awards could be made under the 2000 Plan after January 1, 2004, but options and other awards granted prior to that time remain outstanding and will vest in accordance with their terms. Only our employees other than executive officers were eligible to receive awards under the 2000 Plan. The purpose of the 2000 Plan is to provide incentives and awards to employees who may be responsible for the management, growth and sound development of our restaurants, and to align the interests of employees with the interests of our shareholders. The 2000 Plan is administered by the Compensation Committee. The exercise price of a stock option granted under the 2000 Plan could not be less than the fair market value of the underlying stock on the date of grant, and no option could have a term of more than ten years. The options that are currently outstanding under the 2000 Plan generally vest one to four years after the date of grant and expire ten years from the date of grant. The 2000 Plan was approved by the Board.

Director Stock Plan. The Director Stock Plan provides for the issuance of up to 375,000 shares of common stock out of our treasury as non-qualified stock options, restricted stock, restricted stock units or stock awards. No awards could be made under the Director Stock Plan after September 30, 2000, but options and other awards granted prior to that time remain outstanding and will vest in accordance with their terms. Our non-employee directors were the only persons eligible to receive awards under the Director Stock Plan. The purpose of the

Director Stock Plan is to provide incentives and awards to non-employee directors to align their interests with those of our shareholders. The Director Stock Plan is administered by the Compensation Committee. The exercise price of a stock option granted under the Director Stock Plan could not be less than the fair market value of the underlying stock on the date of grant, and no option could have a term of more than ten years. The options that are currently outstanding under the Director Stock Plan generally vest one to three years after the date of grant and expire ten years from the date of grant. The restrictions on restricted stock and restricted stock units granted under the Director Stock Plan generally lapse one year after the date of grant. The Director Stock Plan was approved by the Board.

Director Compensation Plan. The Director Compensation Plan provides for the issuance of up to 105,981 shares of common stock out of our treasury. No awards could be made under the Director Compensation Plan after September 30, 2005, but awards granted prior to that time remain outstanding and will vest in accordance with their terms. The Director Compensation Plan allowed us to award cash, deferred cash or common stock. Our non-employee directors were the only persons eligible to receive awards under the Director Compensation Plan. The purpose of the Director Compensation Plan is to provide incentives and awards to non-employee directors to align their interests with those of our shareholders. The Director Compensation Plan is administered by the Compensation Committee and was approved by the Board.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by SEC rules, we are asking our shareholders to provide an advisory, nonbinding vote to approve the compensation awarded to our Named Executive Officers, as we have described it in the “Executive Compensation” section of this Proxy Statement, beginning on page 52.

As described in detail in the Compensation Discussion and Analysis section beginning on page 31, the Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect Darden’s circumstances and to promote the main objectives of the program. These objectives include: to help us attract, motivate, reward and retain superior leaders who are capable of creating sustained value for our shareholders, and to promote a performance-based culture that is intended to align the interests of our executives with those of our shareholders.

We are asking our shareholders to indicate their support for our Named Executive Officer compensation. We believe that the information we have provided in this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests to support long-term value creation.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and procedures described in this Proxy Statement.

Resolved, that the shareholders approve the compensation awarded to Darden’s Named Executive Officers for fiscal 2011, as disclosed under SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related material included in this Proxy Statement.

While this vote is advisory and not binding on our Company, the Board and the Compensation Committee expect to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions.

The Board of Directors recommends that shareholders vote FOR the approval of the foregoing resolution.

PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to providing our shareholders with the opportunity to cast an advisory vote on executive compensation, we are also seeking an advisory, nonbinding vote on how frequently the advisory vote on executive compensation should be presented to shareholders, as required by SEC rules. You may vote your shares to have the advisory vote held every one year (i.e. annually), two years or three years, or you may abstain.

While this vote is advisory and not binding on our Company, the Board expects to take into account the outcome of the vote, along with other relevant factors, when considering future advisory votes on executive compensation.

After careful consideration and dialogue with our shareholders, the Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. An annual say-on-pay vote is consistent with certain existing practices where we evaluate or respond to internal dynamics, the competitive market, governance requirements and best practices, and investor preferences, such as:

•	Our practice of electing all directors annually;

•	Our practice of annually providing shareholders the opportunity to ratify the Audit Committee’s selection of independent auditors;

•

Our disclosure of executive compensation matters annually as required in our Proxy Statement, even though executive compensation programs are designed to promote a long-term connection between pay and performance; and

•	Certain other executive compensation policies and practices.

The Board of Directors recommends that shareholders vote for advisory votes on executive compensation to be held every ONE YEAR (i.e. annually).

PROPOSAL 5—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 27, 2012. KPMG LLP has served as our independent registered public accounting firm since 1995. Shareholder approval of this appointment is not required, but the Board is submitting the selection of KPMG LLP for ratification in order to obtain the views of our shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement and to respond to appropriate questions by shareholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 27, 2012.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

Meetings. During the fiscal year ended May 29, 2011 (“fiscal 2011”), the Board met five times. For the period of his or her Board service in fiscal 2011, each incumbent director attended at least 75 percent of the aggregate of the total number of meetings of the Board and the standing committees on which the director served.

Communications with Board. We believe that communication between the Board, shareholders and other interested parties is an important part of our corporate governance process. To this end, the Board has adopted Lead Director and Shareholder Communication Procedures that are available at www.darden.com. In general, shareholders and other interested parties may send communications to the attention of the Board, any individual director or the non-employee directors as a group, through the Lead Director. Communications may be sent in writing or via email to: Odie C. Donald, Lead Director, Darden Restaurants, Inc., c/o Teresa M. Sebastian, Senior Vice President, General Counsel and Secretary, 1000 Darden Center Drive, Orlando, Florida 32837. Email: leaddirector@darden.com.

The Corporate Secretary will act as agent for the Lead Director in facilitating direct communications to the Board. The Corporate Secretary will review, sort and summarize the communications. The Corporate Secretary will not, however, “filter out” any direct communications from being presented to the Lead Director without instruction from the Lead Director, and in such event, any communication that has been filtered out will be made available to any non-employee director who asks to review it. The Corporate Secretary will not make independent decisions with regard to what communications are forwarded to the Lead Director. The Lead Director will forward communications as appropriate to the Board, individual directors or the non-employee directors as a group, and will respond to communications or direct others to respond, as appropriate.

Identifying and Evaluating Director Nominees. Our Nominating and Governance Committee has adopted a Director Nomination Protocol that describes in detail the process we use to fill vacancies and add new members to the Board. The Protocol is available at www.darden.com as Appendix A to the Nominating and Governance Committee charter.

Under the Director Nomination Protocol, in general, while there are no specific minimum qualifications for nominees, any candidate for service on the Board should possess the highest personal and professional ethics and be committed to representing the long-term interests of our shareholders. Director candidates should be committed to our core values (integrity and fairness, respect and caring, diversity, always learning—always teaching, being “of service,” teamwork and excellence) and possess a wide range of experience in the business world. We also will consider the candidate’s independence under applicable NYSE listing standards and our Corporate Governance Guidelines. In identifying and evaluating nominees for the Board, the Board assesses the background of each candidate in a number of different ways including a wide variety of qualifications, attributes and other factors recognizing that diverse viewpoints and experiences enhance the Board’s effectiveness. When reviewing and recommending new candidates, the Nominating and Governance Committee considers how each prospective member’s unique background, expertise and experience will contribute to the Board’s overall perspective and ability to govern. In identifying or selecting nominees for the Board, the Company’s Corporate Governance Guidelines and related Director Nomination Protocol attached to the charter of our Nominating and Governance Committee provide that the Company seeks board members who will bring to the board a deep and wide range of experience in the business world, and have diverse problem-solving talents. We seek people who have demonstrated high achievement in business or another field, so as to enable them to provide strategic support and guidance for the Company. The guidelines further provide that the Company strives to maintain a board that reflects the gender, ethnic, racial and other diversity of our work force and restaurant guests, and also fosters diversity of thought. The guidelines further note that recruiting, hiring and nurturing the careers of women and minorities and increasing the diversity of our suppliers are top priorities, and that the Company also intends to maintain the diversity of its Board.

The Nominating and Governance Committee will identify potential candidates for nomination, and a search firm may be engaged to identify additional candidates and assist with initial screening. The Chair of the Nominating and Governance Committee and the Chief Executive Officer perform the initial screening, obtain and review additional information, and identify candidates that they feel are best qualified to serve. The Chair of the Nominating and Governance Committee, the Chief Executive Officer and one or more representatives of the Board appointed by the Chairman of the Board will meet with the leading candidates to further assess their qualifications and fitness. The Board representatives and Chief Executive Officer will make a recommendation concerning the candidate to the Nominating and Governance Committee, which will consider whether to recommend the candidate to the full Board for nomination.

Director Candidates Recommended by Shareholders. The Nominating and Governance Committee will consider candidates recommended by shareholders. The procedures that shareholders should use to nominate directors are provided under the question “How do I submit a shareholder proposal, nominate directors or recommend director nominees, or submit other business for next year’s annual meeting?” that appears in the “Questions and Answers About the Meeting and Voting” section of this Proxy Statement. There are no differences in the manner of evaluation if the nominee is recommended by a shareholder.

Director Attendance at Annual Meeting of Shareholders. Our Corporate Governance Guidelines provide that directors are expected to attend all scheduled Board and committee meetings and the annual meeting of shareholders. All of our incumbent directors attended last year’s annual meeting of shareholders with the exception of Messrs. Fraleigh and Ledsinger.

Board Committees and Their Functions

General. Our Board has five standing committees that operate under charters adopted by the Board. Each charter is available at www.darden.com. Copies are available in print free of charge to any shareholder upon written request addressed to our Corporate Secretary. Each member of every committee, except the Executive Committee, is an independent director as defined in our Corporate Governance Guidelines and the NYSE listing standards. All Board committees have the authority to retain outside advisors. Unless otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board as a whole.

Executive Committee. The Executive Committee consists of five directors: Mr. Otis (Chair), Mr. Donald, Mr. Hughes, Mr. Lewis, and Mr. Rose. The Executive Committee did not meet in fiscal 2011. Under our bylaws, the Executive Committee has the authority to take all actions that could be taken by the full Board. The Executive Committee may meet between regularly scheduled Board meetings to take such action as it determines is necessary for our efficient operation.

Audit Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee consists of five independent directors as defined in our Corporate Governance Guidelines, the NYSE listing standards and SEC rules: Mr. Hughes (Chair), Mr. Fraleigh, Ms. Harker, Senator Mack, and Ms. Sastre. The Board has determined that Mr. Hughes, Mr. Fraleigh and Ms. Harker are each an “audit committee financial expert” as such term is defined by SEC rules, and therefore possesses financial management expertise as required of at least one Audit Committee member by the NYSE listing standards. In addition, the Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards. The Audit Committee met ten times during fiscal 2011 and has sole responsibility for appointing and terminating our independent registered public accounting firm. The Audit Committee’s primary purpose is to assist the Board in its oversight responsibilities to shareholders, specifically with respect to:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	The independent registered public accounting firm’s qualifications and independence; and

•	The performance of our internal audit function and independent registered public accounting firm.

Another purpose of our Audit Committee is to furnish the report required by the SEC’s proxy rules that appears below in this Proxy Statement under the heading “Audit Committee Report.”

Compensation Committee. Our Compensation Committee consists of four independent directors: Mr. Rose (Chair), Dr. Berry, Mr. Donald, and Mr. Ledsinger. The Compensation Committee met four times during fiscal 2011. The primary responsibilities of our Compensation Committee include the following:

•

Review and approve corporate goals and objectives relevant to Chairman and Chief Executive Officer’s compensation, evaluate the Chairman and Chief Executive Officer’s performance in light of those goals and objectives, and make recommendations to the other independent directors who shall, together with the Compensation Committee, determine and approve the Chairman and Chief Executive Officer’s compensation based on this evaluation;

•

Make recommendations to the other independent directors who shall, together with the Compensation Committee, review and approve the compensation for employee directors other than the Chairman and Chief Executive Officer;

•	Review and approve the compensation of executive officers other than the Chairman and Chief Executive Officer and other employee directors;

•	Make recommendations to the other independent directors who shall, together with the Compensation Committee, determine and approve the compensation for the non-employee independent directors;

•

Review and discuss with management the Compensation Discussion and Analysis required to be included in our Proxy Statement and Annual Report on Form 10-K and, based on such review and discussion, determine whether or not to recommend to the Board that the Compensation Discussion and Analysis be so included; and

•	Produce the annual Compensation Committee Report for inclusion in our Proxy Statement.

The Compensation Committee may delegate its power under our 2002 Plan to one or more directors, including a director who is also a senior executive officer of Darden, except that the Compensation Committee may not delegate its powers under the 2002 Plan with regard to our executive officers or directors who are subject to Section 16 of the Exchange Act, or in such a manner as would cause the Plan to not comply with the requirements of Section 162(m) of the Code. Under its Charter, the Compensation Committee may delegate any of its administrative responsibilities under our compensation and benefit plans, subject to the applicable rules of the SEC, NYSE and the Internal Revenue Code, to any other person or persons, to the extent permitted by law.

See “Compensation Discussion and Analysis—Our Decision Making Process” for information with regard to the role of consultants and management in the Compensation Committee’s decision making process.

Finance Committee. Our Finance Committee consists of five independent directors: Mr. Lewis (Chair), Mr. Fraleigh, Ms. Harker, Mr. Ledsinger, and Senator Mack. The Finance Committee met twice during fiscal 2011. The primary responsibilities of our Finance Committee are to:

•

Review financial policies and performance objectives developed by management pertaining to cash flow, capital spending and finance requirements, debt ratio, fixed charge coverage and credit ratings, dividend policy, investment criteria and financial risk management strategies, including hedging and the use of derivatives;

•	Review material changes to our capital structure and financial arrangements, including timing and maturity of debt, common stock sales and repurchases, and acquisitions or joint ventures;

•	Review major borrowing commitments; and

•	Review and make recommendations regarding other significant financial transactions.

Nominating and Governance Committee. Our Nominating and Governance Committee consists of five independent directors: Mr. Donald (Chair), Dr. Berry, Mr. Hughes, Mr. Rose, and Ms. Sastre and met three times during fiscal 2011. The primary responsibilities of the Nominating and Governance Committee are to:

•

Identify individuals qualified to become Board members, consistent with criteria approved by the Board, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of shareholders;

•	Review the adequacy of our corporate governance principles on a regular basis; and

•	Oversee the Board’s self-evaluation process.

The Nominating and Governance Committee has adopted a Director Nomination Protocol that describes the process by which we intend to fill vacancies and add new members to the Board. The Protocol is described in more detail above under the heading “Board of Directors—Identifying and Evaluating Director Nominees.” The Nominating and Governance Committee also considers questions of possible conflicts of interest involving our directors and our senior executive officers, recommends to the Board those directors determined to satisfy the requirements for “independence” as set forth in our Corporate Governance Guidelines and the NYSE listing standards, and considers for approval or ratification transactions with related parties pursuant to the Related Party Transaction Policies and Procedures attached as Appendix B to the Nominating and Governance Committee’s charter.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

The terms of the Director Compensation Program apply to all directors who are elected to the Board and are not employees of the Company or any of its subsidiaries. Directors who also are our employees do not receive additional compensation for serving on the Board. Shares for equity awards pursuant to the Director Compensation Program are drawn from our shareholder-approved equity compensation plan in effect from time to time pursuant to which we are authorized to grant shares of our common stock and share-based awards to directors, currently the 2002 Plan. Each of our non-employee directors is required to own Darden common shares with a value of at least $250,000. All of our non-employee directors have been determined by our Board to be independent under applicable NYSE listings standards and our Corporate Governance Guidelines.

Our Compensation Committee regularly reviews our Director Compensation Program with the assistance of a consultant retained by the Compensation Committee (“Committee’s Consultant”). The Committee’s Consultant provides market data on director compensation programs at comparable companies, including companies in the peer group described in the “Compensation Discussion and Analysis.” In 2010, the Committee’s Consultant, Towers Watson, conducted a review of our Director Compensation Program. Based on that review, the Board, upon recommendation of the Compensation Committee, approved the following changes to compensation for non-employee directors effective September 1, 2010:

•	An annual retainer of $85,000, and $2,000 for each committee meeting and special Board meeting (“cash compensation”);

•	An annual retainer for the Lead Director of $15,000;

•	An annual retainer for the Chairs of the Audit, Compensation, and Nominating and Governance Committees of $15,000, and for Chairs of the other Board committees of $7,500; and

•	An annual award of common stock with a fair market value of $100,000 on the date of grant upon election or re-election to the Board.

Prior to changes effective September 1, 2010, our Director Compensation Program provided for payments to non-employee directors of:

•	An annual retainer of $60,000, and $2,000 for each committee meeting and special Board meeting (“cash compensation”);

•	An annual retainer for the Chairs of the Audit and Compensation Committees of $10,000, and for Chairs of the other Board committees of $5,000; and

•	An annual award of common stock with a fair market value, on the date of grant, of $100,000 upon election or re-election to the Board.

The non-employee directors’ remuneration is due and paid quarterly, unless the director elects to defer the payment. Non-employee directors may elect to have their cash compensation paid in any combination of current or deferred cash, common stock or salary replacement options. Deferred cash compensation may be invested on a tax-deferred basis in the same manner as deferrals under our FlexComp Plan, a non-qualified deferred compensation plan that currently allows for different investment fund options, including a Darden common stock fund. In addition, each director may choose to receive, in lieu of their cash compensation, stock options determined to be of equal value to the foregone cash fees, which options are exercisable six months after grant. All of these stock options have an exercise price equal to the closing price of our common shares on the date of grant and have a term of ten years.

For the annual common stock grant valued at $100,000, the number of common shares received equals $100,000 divided by the fair market value of our common stock on the date of grant. The shares vest immediately, but are restricted from transfer for one year. The annual common stock grant is pro-rated for the portion of Board service in the event a director joins the Board mid-year. A director may elect to defer receipt of these shares until completion of Board service or beyond, in which case the director receives phantom stock units that settle in shares of our common stock and are entitled to dividend equivalents.

We also pay the premiums on directors’ and officers’ liability and business travel accident insurance policies covering the directors. We reimburse directors for travel to Board meetings and related expenses, and for costs incurred in connection with attending continuing education programs.

Fiscal 2011 Compensation of Non-Employee Directors

The table below sets forth, for each non-employee director, the amount of fees earned or paid in cash, the number of stock awards granted and all other compensation for his or her service in fiscal 2011. Fees earned that were paid in the form of stock or stock options are detailed in the notes to the table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)(4)	Total ($)
Leonard L. Berry	98,750	99,999	0	0	0	4,922	203,671
Odie C. Donald	120,500	99,999	0	0	0	63,181	283,680
Christopher J. Fraleigh	102,750	99,999	0	0	0	5,201	207,950
Victoria D. Harker	96,750	99,999	0	0	0	0	196,749
David H. Hughes	116,500	99,999	0	0	0	13,292	229,791
Charles A. Ledsinger, Jr.	92,750	99,999	0	0	0	25,875	218,624
William M. Lewis, Jr.	94,500	99,999	0	0	0	24,133	218,632
Senator Connie Mack, III	105,875	99,999	0	0	0	4,516	210,390
Michael D. Rose	112,500	99,999	0	0	0	74,659	287,158
Maria A. Sastre	99,875	99,999	0	0	0	20,184	220,058

(1)	Includes all fees earned, including annual retainer fees, chairperson retainer and Board and committee meeting fees. The annual retainers and Board and committee meeting fees were payable at the end of each fiscal quarter and the amounts shown may have been delivered as cash, common stock, deferred cash or salary replacement options. Salary replacement options (“SROs”) are non-qualified stock options that are immediately vested but restricted from exercise for a period of six months. The number of stock options delivered is based on the amount of compensation foregone divided by 30 percent of the exercise price (determined by the closing price for our common stock on the NYSE on the grant date). The stock options expire ten years from the grant date. Amounts foregone for SROs and the number of SROs issued were as follows: Mr. Ledsinger, $46,375 and 2,435 SROs; Mr. Rose, $112,500 and 7,863 SROs; and Ms. Sastre, $13,350 and 1,048 SROs.

Cash amounts that are deferred are credited with the same rates of return and investment alternatives as amounts in the FlexComp Plan, our non-qualified deferred compensation plan. Cash amounts deferred for fiscal 2011 were as follows: Mr. Ledsinger, $46,375; and Mr. Lewis, $94,500.

Amounts received as shares of common stock were as follows: Mr. Fraleigh, 2,157 shares with a market value of $102,691; Mr. Hughes 553 shares with a market value of $23,497; and Ms. Sastre, 1,557 shares with a market value of $77,573. The number of shares delivered is based on the amount of compensation earned divided by the closing price for our common stock on the NYSE on the grant date.

(2)

Amounts in this column represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) for fiscal 2010. The assumptions used in calculating these amounts in accordance with ASC Topic 718 are included in Note 1 (under the heading Stock-Based Compensation) to the Company’s audited financial statements included in the Company’s 2011 Annual Report to

Shareholders. The stock award is immediately vested but not transferable for one year. Each director received a stock award of 2,192 shares on September 14, 2010, the date of re-election to the Board, with a fair market value of $99,999 based on the average of the high and low prices of our common stock ($45.62) on the NYSE on September 14, 2010.

Messrs. Ledsinger and Lewis elected to defer their awards.

(3)	The aggregate number of shares subject to stock-based awards outstanding as of May 29, 2011 for each director is provided in the table below:

	Outstanding Awards
Name	Stock Options	Deferred Stock Units
Leonard L. Berry	41,250	0
Odie C. Donald	22,500	50,208
Christopher J. Fraleigh	0	4,133
Victoria D. Harker	0	0
David H. Hughes	39,004	9,913
Charles A. Ledsinger, Jr.	40,263	19,213
William M. Lewis, Jr.	37,648	19,213
Senator Connie Mack, III	18,447	789
Michael D. Rose	56,562	54,643
Maria A. Sastre	26,798	12,567

(4)	Amounts in this column reflect dividend equivalents paid and reinvested into Darden phantom stock units for each director’s Darden deferred phantom stock unit account and amounts for a dining benefit. Except for dividend equivalents paid to Mr. Donald of $63,181; Mr. Hughes of $12,474; Mr. Ledsinger of $23,481; Mr. Lewis of $23,481; Mr. Rose of $68,763; and Ms. Sastre of $15,814; no other director had dividend equivalents paid with a value exceeding $10,000.

STOCK OWNERSHIP OF MANAGEMENT

This table shows the beneficial ownership of our common shares, and information concerning restricted stock units, phantom stock units and PSUs, as of May 29, 2011, by our directors, director nominees, executive officers named in the Summary Compensation Table and all of our directors and executive officers as a group. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of May 29, 2011. Except as otherwise indicated, a person has sole voting and investment power with respect to the common shares beneficially owned by that person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares(1)		Phantom Stock Units and Performance Stock Units(2)	Common Shares Beneficially Owned as Percent of Common Shares Outstanding(3)
Leonard L. Berry	67,143		—	*
Odie C. Donald	86,574		—	*
Christopher J. Fraleigh	15,695		—	*
Victoria D. Harker	5,144		—	*
David H. Hughes	89,687	(4)	—	*
Charles A. Ledsinger, Jr.	59,198		1,432	*
Eugene I. Lee, Jr.	314,873		31,805	*
William M. Lewis, Jr.	74,861		—	*
Senator Connie Mack, III(5)	37,529		—	*
Andrew H. Madsen	813,870		79,188	*
Clarence Otis, Jr.	1,183,617		167,464	*
David T. Pickens	388,269		38,350	*
C. Bradford Richmond	221,813		36,462	*
Michael D. Rose	139,579	(4)	—	*
Maria A. Sastre	48,952		—	*
All directors and executive officers as a group (22 persons)	4,348,892		480,466	3.16%

*	Less than one percent.

(1)	Includes common shares subject to options exercisable within 60 days of May 29, 2011, as follows: Dr. Berry, 41,250 shares; Mr. Donald, 22,500 shares; Mr. Hughes, 39,004 shares; Mr. Ledsinger, 38,480 shares; Mr. Lee; 246,831 shares, Mr. Lewis, 37,648 shares; Senator Mack, 18,447 shares; Mr. Madsen, 695,493 shares; Mr. Otis, 958,311 shares; Mr. Pickens, 329,800 shares; Mr. Richmond, 195,049 shares; Mr. Rose, 52,497 shares; Ms. Sastre, 26,798 shares; and all directors and executive officers as a group, 3,370,364 shares.

Includes common shares held by the trustee of the Darden Savings Plan in the Employee Stock Ownership Plan for the accounts of our executive officers, with respect to which the officers have sole voting power and sole investment power, as follows: Mr. Pickens, 670 shares and all directors and executive officers as a group, 1,975 shares.

Includes restricted stock awarded under our Management and Professional Incentive Plan (“MIP”) as of May 29, 2011, with respect to which the officers have sole voting power but no investment power, as follows: Mr. Lee, 27,855 shares; Mr. Madsen, 17,405 shares; Mr. Otis, 21,357 shares; Mr. Pickens, 8,403 shares; Mr. Richmond, 2,951 shares; and all directors and executive officers as a group, 104,812 shares.

Includes phantom stock units allocated to the Darden stock fund under our Director Compensation Program for the accounts of the following non-employee directors, which are settled in stock, with respect to which the individuals have no voting or investment power, as follows: Mr. Donald, 29,400 units; Mr. Fraleigh, 4,133 units; Mr. Hughes, 4,747 units; Mr. Ledsinger, 19,213 units; Mr. Lewis, 19,213 units; Senator Mack, 789 units; Mr. Rose, 33,836 units; Ms. Sastre 9,107; and all directors and executive officers as a group, 120,438 units.

Includes restricted stock units awarded under the Director Compensation Program, which are settled in stock, with respect to which the individuals have no voting or investment power, as follows: Mr. Donald, 20,808 units; Mr. Hughes, 5,166 units; Mr. Rose, 20,808 units; Ms. Sastre, 3,460 units; and all directors and executive officers as a group, 50,242 units.

(2)	Includes phantom stock units allocated to the Darden stock fund under our non-qualified deferred compensation plan, the FlexComp Plan, which are settled in cash, with respect to which the individuals have no voting or investment power, as follows: Mr. Madsen, 82 units; Mr. Otis, 21,179 units; Mr. Pickens, 7 units; Mr. Ledsinger, 1,432 units; and all directors and executive officers as a group, 25,725 units.

Includes PSUs awarded under our MIP as of May 29, 2011, with respect to which officers have no voting or investment power, as follows: Mr. Lee; 31,805 units; Mr. Madsen, 79,106 units; Mr. Otis, 146,285 units; Mr. Pickens, 38,343 units; Mr. Richmond, 36,462 units; and all directors and executive officers as a group, 454,741 units.

(3)	For any individual or group, the percentages are calculated by dividing (a) the number of shares beneficially owned by that individual or group, which includes shares underlying options exercisable within 60 days, and the phantom stock units and restricted stock units settled in stock described in footnote 1 above, by (b) the sum of (i) the number of shares outstanding on May 29, 2011, plus (ii) the number of shares underlying options exercisable within 60 days and phantom stock units and restricted stock units described in footnote 1 above held by just that individual or group. This calculation does not include phantom stock units settled in cash or PSUs described in footnote 2 above.

(4)	Includes shares held in a trust for the following: Mr. Hughes, 7,500 shares; and Mr. Rose, 30,000 shares.

(5)	Popularly known as Connie Mack, III, Senator Mack files Section 16 reports (Forms 3, 4 and 5) under his legal name of Cornelius McGillicuddy, III.

STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS

This table shows all shareholders that we know to beneficially own more than five percent of our outstanding common shares as of May 29, 2011. As indicated in the footnotes, we have based this information on reports filed by these shareholders with us and with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	9,896,494	(3)	7.35%

Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	8,600,000	(4)	6.39%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	7,090,360	(5)	5.27%

(1)	“Beneficial ownership” is defined under the SEC rules to mean more than ownership in the usual sense. Under applicable rules, you beneficially own our common shares not only if you hold them directly but also if you indirectly (such as through a relationship, a position as a director or trustee, or a contract or understanding) have or share the power to vote, sell or acquire them within 60 days.

(2)	The figure reported is a percentage of the total of 134,641,738 common shares outstanding on May 29, 2011, excluding treasury shares.

(3)	Based on a Schedule 13G/A filed February 4, 2011, as of December 31, 2010, Blackrock, Inc. beneficially owned an aggregate of 9,896,494 shares, and had sole power to vote and dispose of all those shares.

(4)	Based on a Schedule 13G/A filed February 11, 2011, as of December 31, 2010, Capital Research Global Investors beneficially owned an aggregate of 8,600,000 shares, and had sole power to vote and dispose of all those shares.

(5)	Based on a Schedule 13G filed February 10, 2011, as of December 31, 2010, The Vanguard Group, Inc. beneficially owned an aggregate of 7,090,360 shares, and had sole power to vote or direct the vote of 176,047 shares, sole dispositive power over 6,914,313 shares, and shared dispositive power over 176,047 shares.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors (the “Committee”) determines the compensation of our executive officers and reviews, approves and oversees the administration of all of our executive total reward plans and programs. The Committee consists of four independent non-employee directors and is supported by our human resources group as well as independent compensation consultants who are chosen, retained and directed by the Committee. The Committee’s charter and key responsibilities are available on our website at http://www.darden.com/corporate. Please note that the use of the terms “we”, “us”, or “our” throughout this Compensation Discussion and Analysis refer to the Company or its management.

Advisory Vote on Executive Compensation

We believe our executive total rewards program design and strategy, as guided by the principles described here, are critical factors in motivating and retaining the executive talent to build long-term value for our shareholders. We strongly encourage you to review the Compensation Discussion and Analysis and the compensation tables in this Proxy Statement for detailed information on the extensive processes and factors that the Committee undertakes and considers when establishing performance objectives and compensation targets and in making determinations regarding actual rewards from our short-term and long-term performance-based incentive plans.

The Board of Directors is committed to seeking and responding to the feedback of our shareholders on governance topics and executive compensation. Shareholders may choose to cast their advisory vote annually, biennially, triennially, or they may abstain from voting on the frequency with which they prefer to cast an advisory vote on executive compensation. Although shareholders may choose their preferred frequency, the Company recommends that shareholders have an opportunity to cast an advisory vote on our executive compensation each year. We and the Board believe an annual vote will be most effective for the reasons indicated on page 20, including that it is consistent with our practice of annually providing shareholders the opportunity to elect all directors and ratify the Audit Committee’s selection of our independent auditor.

For the reasons noted above, the Board recommends a vote FOR approval of our executive compensation as more fully described on page 19 and a vote FOR ANNUAL advisory votes on executive compensation as noted on page 20.

Executive Summary

We are on a mission to create a great company, which for us means a sustained growth company that delivers a competitively superior long-term total shareholder return (“TSR”), provides employees an opportunity to achieve their professional and personal aspirations and, ultimately, matters more and more over time to our shareholders, guests, employees, communities and business partners. During fiscal 2011, we continued to make progress towards fulfilling our mission by delivering competitively superior sales and earnings results and positive returns for our shareholders while maintaining high employee engagement levels.

We are the world’s largest company-owned and operated full-service restaurant company with $7.5 billion in annual sales and approximately 178,500 employees. We are recognized for a culture that rewards caring for and responding to people. Our restaurant brands—Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52—reflect the rich diversity of those who dine with us and are built on deep insights into what our guests want.

We design our executive reward plans and programs to help us attract, motivate, reward and retain superior leaders who are capable of creating sustained value for our shareholders. We implement a Total Rewards Program that promotes a performance-based culture and is intended to align the interests of our executives with those of our shareholders. The Board of Directors is committed to understanding the views of our shareholders through the use of an advisory vote on executive compensation as noted on page 19. We encourage you to review the details of our performance and our Total Rewards Program and the Committee’s processes and decisions, which are described on the following pages.

In summary, our executive Total Rewards Program is based on the following principles and best practices:

The Committee is comprised solely of independent non-employee directors who are committed to strong corporate governance and ethical practices.

The Committee considers multiple reports and analyses including market data, compensation tally sheets, proxy data of our peer companies, publicly-available performance data of our peer companies, shareholder feedback, and reports from external proxy advisory agencies when making decisions to establish target compensation opportunities and to deliver actual awards to our executive officers, including our Named Executive Officers, or NEOs.

Our Total Rewards Program links directly to Company performance.

Our Total Rewards Program is designed to reward consistent, competitively superior performance that delivers value to shareholders over the long-term. Between 75 percent and 85 percent of our Named Executive Officers’ compensation is performance-based. Awards under our plans are negatively impacted when our performance does not meet threshold levels. This was demonstrated in fiscal year 2009 when executive officers did not earn any PSUs for fiscal year performance and the units were forfeited because the Company did not achieve threshold levels of adjusted sales growth. In keeping with our pay for performance culture, our plans are designed to deliver awards at or above target when we meet or exceed aggressive performance goals as is the case this year when we achieved 119 percent of our overall target.

Our Total Rewards Program emphasizes a balance between annual and long-term performance.

Our Total Rewards Program emphasizes a balanced approach that delivers rewards in cash and equity based on both annual financial performance and sustained shareholder value creation over time. Our annual incentives drive short-term performance and are balanced with PSUs that measure performance over a three-year period and stock options that have ten year terms. The use of equity awards fosters retention and aligns our executives’ interests with those of our shareholders. Our financial performance has resulted in returns to Darden’s shareholders that are well above the median TSR for the Standard & Poor 500 Index (“S&P 500”).

Darden’s TSR Percentile within the S&P 500

Rolling Three and Ten Year Averages at Each Fiscal Year-End

Our high employee engagement levels lead to superior guest experiences which drive our business results.

In addition to helping us meet our goal of winning financially, our Total Rewards Program is designed to facilitate achieving results the right way—which means doing so while practicing leadership behaviors that contribute to making the Company a special place. We focus on being a special place and ensuring high levels of employee engagement because it is critical to delivering superior dining experiences for our guests. And such experiences ultimately drive our growth and translate into competitively superior business results for our shareholders. Our engagement levels are higher than industry norms for each employee segment and have increased in each of the past four surveys.

Darden’s Employee Engagement Results for the Last Four Surveys*

*	Industry Benchmark determined by survey conducted by Maritz Research, Inc.

We have stock ownership requirements, clawbacks, caps on awards and no tax gross-ups.

Our ownership requirements for our NEOs range from shares with market value equal to four and a half times base salary to six times base salary for our Chairman and CEO. Executives must satisfy this requirement until they are no longer employed by the Company. Our incentive plans are capped at individual and aggregate levels to eliminate the potential for unintended windfalls. We have clawback provisions that allow us to recover compensation in the case of employee fraud resulting in a material restatement of financial results. Also, we do not have employment contracts with our NEOs, with the exception of Mr. Eugene Lee, President of Specialty Restaurant Group, who has an agreement in connection with the acquisition of RARE Hospitality International, Inc. (“RARE”) on October 1, 2007. In June 2011, the Committee eliminated tax gross-up payments for all NEOs.

Fiscal 2011 Performance

Fiscal 2011 was a year of significant achievement, highlighted by the following:

•

We delivered total sales from continuing operations of $7.5 billion, a 5.4 percent increase from fiscal 2010. This growth included a 1.4 percent same-restaurant sales increase on a blended basis for our Olive Garden, Red Lobster and LongHorn Steakhouse brands, exceeding our competitive set as measured by the Knapp-Track™ benchmark of U.S. same-restaurant sales, excluding the Company. Total sales growth also included our net addition of 70 new restaurants in fiscal 2011.

•

We continued our implementation of key transformational cost savings initiatives, resulting in the realization of significant ongoing cost reductions, and prudent investment of our capital in opportunities that build shareholder value, including an acceleration in new restaurant openings.

•	Diluted net earnings per share from continuing operations increased 19.2 percent to $3.41 from $2.86 the prior year.

Fiscal 2011 Performance Measures.

The annual Corporate Performance Rating, as reviewed and approved by the Committee, is used to determine both annual incentive and long-term incentive awards for the NEOs. At the beginning of each new fiscal year, a Corporate Performance Rating grid is established using measures chosen due to their correlation over the long-term with TSR. For long-term incentives, the performance measures for PSUs are total sales growth for Darden (weighted 50 percent) and Darden’s diluted net earnings per share growth (weighted 50 percent). For the annual incentive awards, these measures are total sales growth for Darden (weighted 30 percent) and Darden’s diluted net earnings per share growth (weighted 70 percent).

Performance against this grid drives 100 percent of the Corporate Performance Rating for the CEO, COO and CFO and 20 percent of the Corporate Performance Rating for the President of Olive Garden and the President of the Specialty Restaurant Group. To drive appropriate accountability within our brands and Specialty Restaurant Group, the remaining 80 percent of the Corporate Performance Rating for the President of Olive Garden and the President of the Specialty Restaurant Group is tied to the results on similar measures of their business unit.

For the President of Olive Garden, that remaining 80 percent is tied to Olive Garden’s sales growth (weighted 30 percent) and operating income growth (weighted 70 percent). For the President of the Specialty Restaurant Group, that remaining 80 percent that is tied to the Group’s sales growth (weighted 22 percent), operating earnings growth (weighted 53 percent) and non-financial operating performance (weighted 25 percent). The inclusion of non-financial operating measures with respect to the Specialty Restaurant Group was to recognize the early stage of the development of the Seasons 52 brand, where non-financial objectives were critical to successfully establishing the brand. Such measures were also included in recognition of the external factors that introduced greater than usual uncertainty into the luxury market across all categories, and that such factors could have had a meaningful effect on sales results at The Capital Grille and Seasons 52 brands. For fiscal 2012, the Committee has eliminated the non-financial operating component from the determination of the performance rating for the Specialty Restaurant Group. As a result, the 80 percent of the annual Corporate Performance Rating for the Specialty Restaurant Group President that is business unit specific will be based on the Group’s sales growth (weighted 30 percent) and operating earnings growth (weighted 70 percent).

Darden’s performance-based compensation plans are designed with a range of performance goals that correspond to a range of compensation payouts. The target performance goals and compensation payouts for each year are established based on a projected TSR for the S&P 500 that reflects the Committee’s review of one-year, three-year and ten-year historical TSR for the S&P 500.

Our Corporate Performance Rating on each metric can vary from 0.0 to 2.0. The ranges for each metric are set with the following goals in mind:

Darden performance at the projected S&P 500 median	1.0 rating
Darden performance at the projected S&P 500 75th percentile (target)	1.4 rating
Darden performance above the projected S&P 75th percentile	1.5 to 2.0 rating
Darden performance below the projected S&P 500 median	0.0 to 0.9 rating

Fiscal 2011 Performance Results.

The Company’s annual Corporate Performance Ratings can vary significantly based on the Company’s performance in the fiscal year. One way to assess how difficult or likely it would be for the Company to achieve incentive goals is to look at historical results. In the past 10 years (fiscal years 2002 through 2011), Corporate Performance Ratings have ranged from a low of 0.66 (47 percent achievement of target) to a high of 1.89 (135 percent achievement of target). From the Company’s first year as a public company (fiscal year 1995) through 2011, Corporate Performance Ratings have ranged from 0.60 (43 percent achievement of target) to 2.00 (143 percent achievement of target). Over this 16-year period, the annual Corporate Performance Ratings has averaged 1.48 (106 percent achievement of target).

For fiscal 2011, the total sales growth achievement (weighted 30 percent) was 90 percent of the sales growth target for our annual Management and Professional Incentive Plan (“MIP”) and the earnings growth achievement

(weighted 70 percent) was 138 percent of the diluted net earnings per share growth target in our MIP. As a result, Fiscal 2011 results on the corporate performance measures, which are set forth below, resulted in a 1.66 Corporate Performance Rating that reflects 119 percent achievement of the target bonus.

Corporate Performance Measures	Fiscal 2011 Performance Results	Results as a Percentage of Target
Net sales growth (weighted 30%)	5.4%	90%

Diluted net earnings per share growth (weighted 70%)	19.2%	138%

As described below, the Committee structures our Total Rewards Program so that the compensation earned by our NEOs varies with company performance, changes in our stock price and individual performance. The Total Rewards Program helps focus the NEOs on continuous renewal and successful execution of our business strategy (see “Our Talent Management Philosophy and Framework”).

Conclusion.

The Committee believes our executive compensation program design and implementation supports the program objectives and demonstrates a commitment to a culture of pay for performance. This Compensation Discussion and Analysis describes important principles and the process used by the Committee to determine each element of our NEOs’ total rewards and should be read in conjunction with the compensation tables and accompanying narratives included below. For your reference, we have included a Glossary of Terms as Appendix B.

The remainder of this Compensation Discussion and Analysis is organized as follows:

•	Our Named Executive Officers

•	Our Talent Management and Total Rewards Philosophy

•	Our Decision Making Process

•	Companies in Our Compensation Peer Group

•	Elements of Our Total Rewards Program

•	Pay for Performance

•	Other Executive Compensation Policies and Guidelines

•	Agreements

•	Stock Ownership Guidelines

•	Policy on Granting Equity Awards

•	Recoupment and Forfeiture of Compensation

Our Named Executive Officers

The NEOs in this Proxy Statement include:

•

Clarence Otis, Jr., Chief Executive Officer (“CEO”) since November 2004 and Chairman of the Board since November 2005, has been with the Company for 16 years, following 11 years of experience in the financial services industry;

•

Andrew H. Madsen, President and Chief Operating Officer (“COO”) since November 2004, has been with the Company for 13 years, following 17 years of consumer marketing and general management experience, including 13 years with General Mills, Inc., our former parent company;

•	C. Bradford Richmond, Senior Vice President and Chief Financial Officer (“CFO”) since December 2006, has been with the Company for 29 years;

•	David T. Pickens, President of Red Lobster since June 2011 and President of Olive Garden from December 2004 to June 2011, has been with the Company for 38 years; and

•

Eugene I. Lee, Jr., President of Specialty Restaurant Group since October 2007, when Darden acquired RARE, and former President and Chief Operating Officer for RARE. Mr. Lee was with RARE for 11 years and has more than 20 years of restaurant experience, including 11 years with General Mills, Inc., our former parent company.

Our Talent Management and Total Rewards Philosophy

Our talent management philosophy is based on our business strategy of being the best in full-service dining, as indicated by:

•	Winning financially—delivering competitively superior financial performance;

•	Being a special place—a company where our employees have an opportunity to fulfill their professional and personal dreams; and

•	Being a company that matters—one that makes an increasingly more meaningful difference for guests, employees, shareholders and our community and business partners.

Our talent management strategy includes evaluating performance and assessing leadership potential by aligning individual performance objectives to our business strategy. And, in addressing not only business results, but also leadership behaviors, we recognize that achieving strategic success requires building an appropriate culture.

Our total rewards philosophy reflects and supports our talent management philosophy. We seek to design and deliver a Total Rewards Program that enables us to attract well-qualified executives, and to motivate and reward them for business results and leadership behaviors that drive our business strategy.

•

Incentive Compensation is Aligned with Performance: Total direct compensation (salary, annual incentives, and long-term incentives) for our leaders is structured so that at least three-quarters of its total value at target is attributable to Company and individual performance.

•

Incentive Opportunities Drive Business Strategy of Creating a Competitively Strong Company: Our Total Rewards Program in general—and our incentive opportunities in particular—are designed to meet our goals of winning financially and creating a strong culture. More specifically, our incentive opportunities are designed to drive sustained strong profitable sales growth and top quartile S&P 500 TSR. They are also designed to facilitate achieving results the right way—which means doing so while practicing leadership behaviors that contribute to making the Company a special place.

•

External Competitiveness Balanced with Internal Equity to Attract, Develop and Retain Superior Talent: Our passion for attracting, developing and retaining competitively superior leaders has driven our business success. Our Total Rewards Program supports this commitment by reinforcing that our culture is both highly competitive and internally equitable.

•

Reward Decisions Guided by Responsibility to Our Shareholders: We are committed to high standards of ethical behavior and corporate governance that are consistent with fair treatment of our shareholders. As a result, we seek to align our total rewards with shareholder interests.

Our Decision Making Process

The Committee is comprised solely of independent members of the Board. The Committee regularly reviews each element of our Total Rewards Program and annually reviews the details of each executive officer’s compensation. The Committee also determines total rewards packages for new executive officers when they are hired. All rewards are measured in the context of our Total Rewards philosophy. The Committee considers input from its independent consultant, Towers Watson, throughout this process.

With input from its independent consultant, the Committee regularly reviews market reward levels to determine if the rewards for our officers remain at the targeted levels and makes adjustments when appropriate. This assessment includes evaluation of our Total Rewards Program against a peer group of companies. The Committee assesses the data by reviewing positions with comparable complexity and scope of responsibility to the positions at our Company. In fiscal 2011, the Committee evaluated base salary levels, target annual incentive levels and target long-term incentive levels based on an in-depth market review conducted by Towers Watson that reflected the Company’s peer group.

No changes were made to the compensation structures for our NEOs based on a determination that the salary ranges, annual incentive targets and long-term incentive targets were aligned with market compensation levels for these positions at companies in our peer group.

We believe executives should have a high percentage of variable total compensation to help ensure that their interests are aligned with those of our shareholders. Annual and long-term incentives are designed to reward executives primarily for the achievement of financial objectives. However, individual payout and grant levels are also influenced by the factors listed below, for which no specific goals or weightings are assigned:

•	Potential impact the individual may make on our Company now and in the future;

•	Internal pay relativity;

•	Level of experience and skill;

•	Individual performance compared with individual performance and leadership goals set annually;

•	Market competitive compensation rates for similar positions; and

•	Need to attract and retain executive talent.

The Committee is responsible for reviewing all rewards paid to our executive officers and for approving the awards to our executive officers, except our CEO and COO, whose awards are approved by the independent directors of the Board based on recommendations by the Committee. Our CEO was evaluated by the Committee, with written evaluations from each non-employee member of the Board, for his performance against his annual individual goals, which were approved by the Committee early in fiscal 2011. As part of the process, our CEO provides a self-assessment of his performance. The Committee discusses the CEO’s self-assessment as well as the Committee members’ and all other independent Board members’ assessments of his performance in an executive session at which the CEO is not present. Working with the Committee’s consultant, the Committee determines and recommends to the other independent directors for approval, the CEO’s base salary, annual incentive plan target and payment under the MIP (consistent with the terms of such plan), and long-term incentive program targets and awards.

The CEO provides the Committee with his assessment of the performance of the other executive officers including the COO, and his compensation recommendations. The Committee, with the CEO present, discusses each executive officer’s performance, including how the CEO’s compensation recommendations compare to the market pay levels of the compensation peer group and to the compensation levels of the other executive officers at the Company. The Committee then approves or modifies the CEO’s recommendations, with the exception of the recommendations for the COO, which are approved or modified by the independent directors of the Board based on recommendations by the Committee.

Currently, the Committee engages Towers Watson (references to which below also mean Towers Perrin before its merger with Watson Wyatt in January 2010) as its independent consultant. By the terms of its charter, only the Committee may retain or dismiss its advisors and consultants and approve their compensation. These advisors and consultants report directly to the Committee. The Company is responsible for the cost of the Committee’s consultants and supports their work. Towers Watson may communicate with our employees as necessary, but Towers Watson may not perform any work for the Company other than for the Committee. The key responsibilities of the Committee’s consultant are to:

•	Inform the Committee of current market trends.

•	Provide external benchmarking data on executive total reward levels and programs.

•	Advise the Committee on the appropriateness of executive rewards or actions under consideration.

•	Advise the Committee of legal and regulatory requirements that may affect executive rewards and reward programs.

Companies in Our Compensation Peer Group

To assure that our Total Rewards Program is appropriately competitive in the labor marketplace, the Committee, with the assistance of management and Towers Watson, compares our total reward levels to the total reward levels of peer companies. During fiscal 2011, the Committee reviewed the list of companies for inclusion in our peer group. The companies were identified through consultation with the Committee’s independent consultant, Towers Watson. The Compensation Peer Group is comprised of companies in restaurant, retail, hospitality and branded consumer goods industries that meet one or more of the following criteria:

•	Industry competitors in the dining space;

•	Direct competitors for executive talent;

•	Companies with vibrant financial models;

•	Companies with similar business dynamics, geographic dispersion, workforce demographics, brand equity and company culture; and

•	Companies with revenues typically in the range of 50 percent—200 percent of Darden’s revenues.

Our peer group consists of the following companies:

Restaurant	Retail	Hospitality	Consumer Packaged Goods

Bob Evans Farms

Burger King Holdings

Chipotle Mexican Grill

Cracker Barrel

Domino’s Pizza, Inc.

Jack-in-the-Box, Inc.

McDonald’s Corp

Papa John’s International

PF Chang’s China Bistro

Starbuck’s Corp

The Cheesecake Factory

Wendy’s / Arby’s Group

YUM! Brands Inc.

	Abercrombie & Fitch Co Gap, Inc. Limited Brands TJX Cos. Inc. VF	Carnival Cruise Lines Hilton Hotels Corp Hyatt Hotels Marriott International Royal Caribbean Starwood Hotels and Resorts Wyndham Worldwide Corp	Campbell Soup Clorox ConAgra Foods General Mills, Inc. Heinz Kellogg’s Sara Lee

Elements of Our Total Rewards Program

Our Total Rewards Program for officers is comprised of base salary, annual incentive, long-term incentive, perquisites, and retirement, savings and non-qualified deferred compensation plans. Our NEOs also are eligible to participate in the health benefits available to our U.S. salaried employees. The table below describes each element in the Total Rewards Program for our officers, why we provide each element, how we determine the amount, and what each element is intended to reward:

Total Rewards Element	Why we provide it	How we determine the amount	What it is intended to reward
Base Salary	To provide a competitive level of fixed income based on: • Size, scope and complexity of the individual’s role • Individual’s performance • Relative position compared to market pay information	Approximately the median of compensation peer group of companies	Individual performance and level of experience and responsibility

Annual Incentive MIP

To provide performance-based pay for annual performance

•    Company performance measures: Diluted net EPS growth for corporate officers and operating profit growth for business unit presidents (70%) and Sales growth (30%). For Fiscal 2011 for SRG group officers, measures were operating profit growth (53%), sales growth (22%), and non-financial measures (25%)

•    Company rating is determined based solely on company performance for NEOs other than brand or group presidents, whose company ratings are based on both brand or group results (80%) and Darden results (20%)

		Performance based: Award opportunities range from zero to above median for compensation peer group	Company performance and individual performance

Long-term Incentives

To drive value creation for shareholders over the long-term

•    Provides at-risk performance pay opportunity for long-term performance

•    A combination of PSUs (1/3 of LTI grant value) and options (2/3 of LTI grant value) for officers

•    Stock Options drive competitively superior total shareholder return over the long-term (10 years)

•    PSUs drive sales and diluted net EPS growth over intermediate term (3 - 5 years)

		Performance based: Awards range from zero to above median for compensation peer group	Rewards overall company performance

Perquisites

To provide competitive total rewards and to deliver value to officers beyond the cash equivalent value of the benefit delivered

•    All of our NEOs receive a physical examination, a limited allowance toward a company car, financial counseling and limited use of corporate aircraft for business-related travel that is considered personal under the tax rules

		Approximately the median of compensation peer group of companies	Reinforces our culture of special place to be

Retirement and Health Benefits

To provide competitive retirement and health benefits to our employees

•    Our NEOs participate in the same benefit plans made available to our salaried US employees who meet the IRS definition of highly compensated employee ($110,000 for 2011)

		Median of compensation peer group of companies	To provide a level of financial protection in event of illness, disability or death and to provide a reasonable level of retirement income based on years of service and company performance

Each element of our Total Rewards Program is described in more detail as follows:

Base Salary.

The Committee annually reviews base salaries for our executive officers. In setting base salary levels, the Committee takes into account the external market (what our peer companies pay for similar positions), individual performance, and internal pay equity.

In fiscal 2011, the Committee evaluated base salary levels based on an in-depth market review conducted by Towers Watson that reflected the Company’s peer group approved by the Committee. The Committee evaluated the salary ranges for each NEO but did not make any changes based on a determination that the salary ranges for our NEOs were within the range of market median for these positions at companies in our peer group.

For fiscal 2012, the Committee approved an increase of 2.0 percent to the salary range midpoints established in fiscal 2011 and a merit increase budget of 3.0 percent, consistent with market levels and with the merit budget and salary range movement for other employees in the restaurant support center.

The Committee also reviewed actual salary levels for executive officers and determined the fiscal 2012 base salary increases. In determining these salary adjustments, the Committee considered the market analysis provided by the Committee’s consultant, the position of each NEO’s salary within the respective base salary target range, and the individual performance rating. For the CFO and Presidents of Olive Garden and Specialty Restaurant Group, the individual performance ratings were based on recommendations from the CEO. The independent directors determined the performance rating for the COO based on the CEO’s recommendation and the performance rating of the CEO based on the Committee’s recommendation. In light of our CEO’s tenure in the position and our company’s competitively superior performance, the Committee approved a market adjustment to the CEO’s salary of 6 percent to bring his salary closer to the median salary level for CEO’s at companies in our compensation peer group. The salary increases approved for the NEOs will be reflected for the NEOs in the Summary Compensation Table next year and include 10 percent for Mr. Otis (which consists of 6 percent market adjustment and 4 percent merit increase) and 3.5 percent each for Messrs. Madsen, Richmond, Pickens and Lee.

Annual Incentives.

How the annual incentive plan works:

Our management employees in restaurant support functions, including our NEOs, have an opportunity to earn an annual cash incentive award under the MIP. Each annual incentive award is determined by multiplying the NEO’s base salary by the NEO’s “Annual Incentive Rate” (60 percent—100 percent), by the “Corporate Performance Rating” and by the “Individual Performance Rating”, as illustrated below:

MIP Award (Annual Incentive)

Base Salary	X	Annual Incentive Rate	X	Corporate Performance Rating	X	Individual performance rating	=	MIP Award
		% of base salary Bonus percentages are market driven		Based on diluted net EPS (Operating Profit for Presidents) and Sales Growth Rating can range from 0.0 to 2.0 as described in this section		Measures business performance and strategic objectives Rating can range from 0.0 to 1.5 as described in this section		Awards can range from 0% to 300% Cap at 300%

Each NEO’s Annual Incentive Rate (which is a percentage of base salary) is determined by the Committee based on the NEO’s level of responsibility and external market data provided by Towers Watson, and is the foundation for establishing MIP award targets. Annual MIP Awards can vary greatly from year to year based on the Corporate Performance Rating, which can range from 0.00 to 2.00, and the Individual Performance Rating, which can range from 0.00 to 1.50. As discussed below, the MIP establishes a maximum award, which is adjusted downward based on these ratings.

The fiscal 2011 MIP Award targets, aligned with our objective of performing at the 75th percentile of the S&P 500, as well as minimum and maximum opportunities for each NEO (expressed as a percentage of annual base salary earned in fiscal 2011), are shown in the table below. In June 2010, based on a review of market data, the Board approved increases in the Annual Incentive Rates for the CEO and COO. The CEO’s Annual Incentive Rate was increased from 80 percent to 100 percent of base salary (as disclosed in last year’s proxy), which increased the CEO’s MIP Award target from 146 percent to 182 percent of base salary. The COO’s Annual Incentive Rate was increased from 65 percent to 75 percent of base salary (as disclosed in last year’s proxy), which increased the COO’s MIP Award target from 118 percent to 136 percent of base salary. A portion of the increase in annual incentive awards made to our CEO and COO, as reported in the Summary Compensation Table on page 52, is due to the market adjustments approved last year.

Named Executive Officer	Target	Minimum	Maximum
Annual Incentive Rates as % of Base Salary	Delivering S&P 500 top quartile performance	Not delivering performance threshold	Capping at 3 times of the annual incentive rate
Clarence Otis, Jr.	182%	0%	300%
Andrew H. Madsen	136%	0%	225%
C. Bradford Richmond	109%	0%	180%
David T. Pickens	109%	0%	180%
Eugene I. Lee, Jr.	109%	0%	180%

The Individual Performance Ratings for our NEOs are approved by the Committee, and in the case of the CEO and COO, by the independent members of the Board (see “Pay for Performance—Individual Performance”).

The Corporate Performance Ratings are determined by achievement against performance goals established by the Committee at the beginning of the fiscal year. The goals for our restaurant brands for fiscal 2011 were based on operating profit and sales growth, and the goals for the Company overall were based on diluted net earnings per share and sales growth.

•	Fiscal Year 2011 MIP Awards

As described above, fiscal 2011 corporate and restaurant brand weightings for the performance measures applicable to the NEOs were as follows:

Performance Metric	Weighting
Corporate
Diluted Net Earnings Per Share Growth	70%
Sales Growth	30%
Business Unit—Olive Garden
Operating Profit Growth	70%
Sales Growth	30%
Business Unit—Specialty Restaurant Group
Operating Profit Growth	53%
Sales Growth	22%
Non-Financial Operating Measures	25%

The annual incentive plan as applied to our brand and group Presidents is based on both their restaurant brand or group results and on overall Company results. As a result, 80 percent of each participating restaurant brand/group President’s annual incentive is based on the performance of his or her brand or group and 20 percent is based on the Company’s overall performance. Accordingly, Mr. Pickens received an annual incentive award opportunity for fiscal 2011 largely based on the performance of Olive Garden. Similarly, Mr. Lee received annual incentive award opportunity for fiscal 2011 largely based on the performance of the Specialty Restaurant Group.

The MIP requires that the Company have consolidated earnings for the fiscal year in order for awards to be made for that year. Assuming that condition is satisfied the Committee has the discretion to establish the elements used to determine annual incentive awards and payments, if any, to be made, subject to certain limitations. The maximum awards payable for any plan year to any individual MIP participant may not exceed two tenths of one percent (0.2 percent) of the Company’s annual sales for the year. The Committee determines awards after considering such matters as it deems relevant. In general, the Committee has evaluated the Company’s performance on the basis of continuing operations, excluding, when applicable, certain acquisition, divestiture and integration costs and purchase accounting adjustments.

•	Fiscal 2011 Annual Incentive Assessment

The Committee established MIP goals for fiscal 2011 based on that year’s operating plan and budget, which were reviewed by the Board. Accordingly, if performance at the conclusion of fiscal 2011 had matched the performance expected at the beginning of that year, the NEOs would have received target level bonuses.

For fiscal 2011, our target goals for the Company overall were sales growth of 6 percent and diluted net earnings per share growth from continuing operations of 14 percent. In each case, the target goals for the Company and for business units established by the Committee for fiscal 2011 assumed the achievement of financial and individual performance at levels that were considered challenging, competitively superior and aligned with our performance orientation.

During its June 2011 meeting, as required by the MIP document, the Committee evaluated Company performance for fiscal 2011 and approved the Corporate Performance Ratings. The Corporate Performance Rating for fiscal 2011 was calculated, based on the Company’s sales growth of 5.4 percent and diluted net earnings per share growth from continuing operations of 19.2 percent. The Company’s performance in fiscal 2011 exceeded what the Committee considered to be a challenging target goal for diluted net earnings per share but fell short of the challenging target goal for sales growth, which resulted in an overall Corporate Performance Rating for the year of 1.66, which was above the target level (1.40) overall. Results for the Specialty Restaurant Group exceeded expectations and therefore the Corporate Performance Rating for the Specialty Restaurant Group was above the target level, while results for Olive Garden were below target and Olive Garden’s Corporate Performance Rating was below target. In each case, the amount above or below target was determined by interpolating the applicable performance metrics indicated above. The Committee believes these outcomes and past experience suggest it is establishing high performance targets with an appropriate level of difficulty and not targets that are merely modest where achievement is relatively assured.

Our NEOs earned annual incentive awards that ranged from 116 percent to 208 percent of their base salaries as a result of performance relative to their individual and business objectives. The amounts earned by our NEOs under the MIP for fiscal 2011 are included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

Long-term Incentives.

In keeping with our objective of winning financially—which involves delivering competitively superior performance annually and building value for shareholders over the long term—a significant portion of each NEO’s total rewards opportunity is provided through long-term incentive (“LTI”) grants made pursuant to the MIP, and, in the case of equity grants, our 2002 Stock Incentive Plan (the “2002 Plan”).

Grants are made annually in July after the end of our fiscal year. A market study by Towers Watson provided to the Committee indicated that the target equity award levels for our NEOs were in line with the market for similar positions; therefore, these target equity award levels were not changed for the fiscal 2011 awards (granted in July 2010).

LTIs for our officers are currently delivered two-thirds in stock options and one-third in PSUs. This mix of options and PSUs supports our pay-for-performance objective by tying vested awards to stock price appreciation and, in the case of PSUs, the achievement of financial metrics that are key drivers of long-term shareholder value creation. The LTI grants for fiscal 2011 (made in July 2010) for the NEOs are included in the table entitled “Grants of Plan-Based Awards for Fiscal 2011.”

•	Stock Options

Stock options have an exercise price equal to the closing price of our common stock on the grant date, typically have a term of ten years, and for executive officers vest 50 percent on the third and fourth anniversary of the grant. Our policies and practices on stock option grants, including the timing of grants and how we determine exercise prices, are described below in the section entitled “Other Information.”

•	Performance Stock Units

Our PSU program is designed to reward our leaders for creating long-term value for our shareholders. In June 2009, the Committee made changes to the PSU program to reduce its complexity and to better align the program with the external market, our pay for performance culture, and our business strategy. The redesigned PSU program rewards growth in sales and diluted net earnings per share (each weighted 50 percent) over a three-year period, rather than the previous five-year vesting based on sales growth and return on gross investment.

Under the revised PSU program, which commenced with PSUs granted in July 2009, our officers continue to receive a PSU grant equal to one-third of their annual LTI award. At the end of the three-year period, PSUs are either earned or forfeited based on achieving sales and diluted net earnings per share growth goals over the three-year period. Accordingly, for example, for the PSUs granted in fiscal 2011, vesting will be determined after the 2013 fiscal year-end, based on our diluted net earnings per share and sales growth performance for fiscal 2011, 2012, and 2013. The value of the PSU award earned is equal to the number of PSUs earned times our stock price on the vesting date. This value is paid to the officers in cash on the vesting date.

PSU awards are earned based on how the Company performs relative to sales growth and diluted net earnings per share goals, weighted equally. If the Company achieves the targeted goal levels, which the Committee establishes annually and are consistent with our annual MIP goals, 100 percent of the PSU grant will be earned. The Committee generally determines the actual number of PSUs to be awarded and paid out in cash for the three-year performance cycle by multiplying the target number of PSUs by the average level of achievement of the goals established annually during the three years of the performance period, plus an additional cash amount equal to the dollar value of the dividends that would have accrued (without compounding) on the actual award. Actual awards (excluding dividends) may range from 0 percent to 150 percent of the targeted incentive. Dividend equivalents will not be paid on unvested PSUs.

In addition, PSU awards provide for pro-rata vesting upon early retirement (after attainment of age 55 with 10 years of service); involuntary termination of employment after an individual’s age and service is at least equal to 70 years; or disability; and for full vesting if, within two years following a “change of control” of the Company, an individual is terminated involuntarily without cause or voluntarily terminates with “good reason” (where such terms are defined in the PSUs in a manner that is substantially similar to the definition of those terms in our Management Continuity Agreements, as explained in more detail under the heading “Payments Made Upon a Change of Control” on page 62).

PSUs granted in July 2007 and July 2008 have a five-year time period for potential vesting. A portion of the PSUs that were granted in 2007 and 2008 have not yet been earned or forfeited (i.e., 20 percent of the PSUs granted in 2007 and 40 percent of the PSUs granted in 2008). In July 2009, the Committee approved amendments to the then-outstanding award agreements with PSU holders (including our executive officers) to conform other vesting and performance terms in those agreements to those in the Company’s current PSU program (described above). As amended, these PSUs retained their current vesting target of 20 percent each year, but each year, zero to 30 percent of these PSUs (zero to 150 percent of the 20 percent target) will be paid to PSU holders based on the Company’s achievement of sales growth and diluted net earnings per share growth targets, weighted equally.

For the 2011 fiscal year, our diluted net earnings per share exceeded target but sales growth was below target, resulting in 24 percent vesting of the PSUs granted in 2006, 2007 and 2008 (i.e., 120 percent of each year’s 20 percent target). PSUs granted in 2009 will vest at the end of fiscal 2012, based on performance in fiscal 2010, fiscal 2011, and fiscal 2012; PSUs granted in 2010 will vest at the end of fiscal 2013, based on performance in fiscal 2011, fiscal 2012 and fiscal 2013.

Perquisites.

We provide limited perquisites to our NEOs. These perquisites include an annual physical examination, and a limited allowance toward a company car and financial counseling. In certain circumstances, our NEOs may have access to Company aircraft to attend board meetings of other companies for which they serve as directors. In those instances, income is imputed to and taxable to the NEO, and no tax gross-up is provided. In other limited situations, our NEOs and their spouses may travel on Company aircraft to attend events for a business-related purpose that is nevertheless characterized for tax purposes as personal use. In those instances, income is imputed to and taxable to the NEO, and in fiscal 2011 the Company provided a payment to gross-up the NEO for taxes due on the value of this travel. For fiscal 2011, these tax gross-up payments did not exceed $10,000 to any individual NEO. In June 2011, the Committee eliminated tax gross-ups for NEOs for fiscal 2012. We do not provide executive medical, health or insurance programs. Our officers participate in the broad-based health and insurance plans available to our US employees.

Retirement, Savings and Non-Qualified Deferred Compensation Plans.

Qualified Retirement Plans. None of our NEOs are currently active participants in qualified retirement plans sponsored by us. Until May 1995, we were a wholly owned subsidiary of General Mills, Inc. and were known as General Mills Restaurants, Inc. (“GMRI”) and certain of our NEOs participated in GMRI’s qualified defined benefit retirement plan. Following our spin-off from General Mills in May 1995, the GMRI Retirement Income Plan became our Retirement Income Plan to be funded from a pension trust maintained by us. Therefore, certain of our NEOs will receive benefits under the Retirement Income Plan upon retirement, as reported in the Pension Benefits Table.

Qualified Darden Savings Plans. The Darden Savings Plan is the Company’s qualified savings plan and provides eligible employees with automatic savings through payroll deduction, Company matching contributions, deferral of income through before-tax contributions, and a choice of investment funds. Mr. Richmond and Mr. Pickens participated in the Darden Savings Plan prior to assuming their current positions and prior to implementation of the FlexComp Plan. Mr. Lee has a balance due to the merger of the RARE 401(k) plan into the Darden Plan. Although they can no longer make contributions to the Plan, they have vested benefits in the Darden Savings Plan as of May 29, 2011 of $224,974, $34,270 and $15,075, respectively.

Non-Qualified Deferred Compensation Plans. Our NEOs, who are not eligible to participate in Darden’s qualified plans, participate in the non-qualified FlexComp Plan. The FlexComp Plan allows participants to defer receipt of up to 25 percent of their base salaries and up to 100 percent of their annual incentive compensation. Amounts deferred under the FlexComp Plan are payable in cash on a date in the future. Distributions are normally made in the form of a single sum cash payment. Participants may also elect to receive 5-year or 10-year installment payments. We also make contributions for employees who participate in the FlexComp Plan (including our NEOs), in place of benefits under our qualified retirement and savings plans, in which our NEOs do not participate. These Company contributions are distributed upon the participant’s retirement or termination of employment. The Company contributions consist of two components: a matching contribution ranging from 1.5 percent to 7.2 percent of the employee’s annual cash compensation, based on Company performance, and a fixed amount. The fixed amount for our CEO, Mr. Otis, and for Mr. Lee is 4 percent of their annual cash compensation. For other employees who were hired before June 25, 2000 (which include Mr. Madsen, Mr. Richmond, and Mr. Pickens), the fixed contribution is based on age and years of service and ranges from 12 percent to 18 percent of annual cash compensation. Annual cash compensation is the employee’s base salary plus annual cash incentive earned during the fiscal year. The FlexComp Plan does not have a guaranteed rate of return or guaranteed retirement benefit. The Company contributions for the NEOs in fiscal 2011 are included in the “All Other Compensation” column of the Summary Compensation Table.

Pay for Performance

Our executive Total Rewards Program supports our philosophy of aligning incentive compensation with performance and designing incentive opportunities that drive business strategy and creation of long-term value for shareholders. More specifically, our incentive opportunities are designed to drive sustained strong profitable sales growth and top quartile S&P 500 TSR. They are also designed to facilitate achieving results the right way—which means doing so while practicing leadership behaviors that contribute to making the Company a special place.

Between 75 percent and 85 percent of total direct compensation, at target performance, for our NEOs for fiscal 2011 is tied to performance, as follows:

Darden has a strong pay for performance culture. With the exception of health benefits and certain perquisites, our total rewards vary annually based on Company, individual or share performance. Our base salary increases are determined in part by individual performance.

Incentive compensation is based on both Company and individual performance as described below.

Company Performance.

Our incentive programs reward different aspects of Company performance. The table below presents each of the quantitative measures of Company performance used under the performance-based elements of our incentive compensation programs, the reasons why we selected them, and the elements of rewards in which each measure is used. The Committee approves all performance-based targets based on specific business objectives.

Performance Measure	Why measure was selected and weighting of measure	MIP	Performance Stock Units (PSUs)	Stock Options	FlexComp Match*
Diluted Net Earnings Per Share (EPS) Growth

EPS was selected because it is a key driver of long-term shareholder value creation.

MIP awards for our CEO, COO, CFO and other management employees are determined primarily based on annual diluted net EPS growth, with a weighting of 70%.

Diluted net EPS growth is weighted 50% for determining the vesting of PSUs.

The Company contribution to an employee’s FlexComp* account or 401(k) savings plan match is determined based on Company performance, including diluted net EPS growth.

		X	X		X
Sales Growth	Sales growth was also selected because it is a key driver of long-term shareholder value. MIP awards are based 30% on sales growth. Sales growth is weighted 50% for determining vesting of PSUs.	X	X
Operating Profit Growth

Operating profit growth for business units was selected because it is a measure of success for the business unit and contributes to Darden’s success.

For our Presidents of Olive Garden, the Specialty Restaurant Group, LongHorn and Red Lobster, MIP ratings are based partially on the results of their business.

X
Restaurant Guest Count Growth

Restaurant guest count growth is viewed as an industry benchmark of market share growth.

The Company contribution to an employee’s FlexComp* account or 401(k) savings account is based on Company performance, including guest count growth at our restaurants.

X
Share Price	Tying awards to the price of our stock directly aligns our officers’ incentives with our shareholders’ interest in increasing the value of their investment.		X	X

*	FlexComp is the retirement and savings program for all salaried employees whose cash compensation exceeded $110,000 in 2011 (defined by the IRS as a “highly compensated employee”).

Our Performance Peer Group.

We benchmark financial performance using the S&P 500. The graph below demonstrates that the Company’s financial performance has resulted in returns to Darden’s shareholders that are well above the median TSR for the S&P 500 Index.

Darden’s TSR Percentile within the S&P 500

Rolling Three and Ten Year Averages at Each Fiscal Year-End

Individual Performance.

Individual performance ratings are based on both the achievement of specific annual objectives (the “what”) and the leadership behaviors the individual demonstrated in achieving the objectives (the “how”). The objectives are based on unique contributions an individual is expected to make to the Company as a result of his or her position, expertise and experience. Individual objectives fall into four categories—financial, guest, employee and process excellence—and the rating on these objectives comprises sixty percent of each officer’s individual performance rating.

The remaining forty percent of each officer’s individual performance rating is based on how the officer accomplished the objectives, measured against a set of critical leadership behaviors and skills linked to job success, career growth, and business success. Our leadership behaviors fall into four categories—people leadership, personal leadership, business leadership and results leadership—and are evaluated by the employee’s manager on a five-point scale.

In determining the fiscal 2011 individual performance rating for our CEO, the Committee reviewed the results of the CEO performance assessment performed by the Board’s independent directors in executive session. The Committee also reviewed a summary prepared by our CEO of his accomplishments. In addition, the independent directors of the Board reviewed and approved the individual performance ratings of our CEO and COO.

Other Executive Compensation Policies and Guidelines

Agreements.

With the exception of an agreement with Mr. Lee and management continuity agreements (“MCAs”), which are limited to a change of control of the Company, we do not have formal severance agreements or employment agreements with our NEOs. The intent of our MCAs is to encourage executives involved in managing the Company through a potential change of control transaction to remain focused on the interests of our shareholders. The agreements have a “double trigger” in which an executive receives payouts following a change of control only if the executive, within 24 months following the change of control, loses his or her job, or resigns for “good reason” such as a substantial diminution of job duties. The agreements do not contain a so-called “golden parachute” excise tax gross-up. The agreements define “change of control” to mean certain specific and objective events that the Committee determines would result in an actual transfer of control of the Company; they define the bonus component of severance payments as the average bonus paid to the executive in the three years prior to the change of control.

We entered into an agreement with Mr. Lee dated August 13, 2007 in connection with the acquisition of RARE on October 1, 2007. The terms of Mr. Lee’s agreement and the MCAs are more fully described in the section below entitled “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Stock Ownership Guidelines.

In keeping with our objective of aligning our managers’ interests with our shareholders’ interests, we require our officers to hold stock in the Company. Our officers must own equity equal in value to a designated multiple of their salaries. The following items in the officer’s equity holdings are counted for this purpose: registered shares, restricted stock, PSUs, the value of vested stock options, and Darden stock or stock equivalents held under Darden’s retirement plans.

The required ownership values vary based on the officer’s level of responsibility. Our CEO is required to hold stock equal to six times his base salary. Our other NEOs are required to hold stock equal in value to four and a half times base salary.

All executive officers, including the CEO, generally must meet these levels within seven years of attaining their position, according to the following schedule: 10 percent of the stock ownership goal attained in year one, 20 percent in year two, 30 percent in year three, 40 percent in year four, 60 percent in year five, 80 percent in year six, and 100 percent in year seven. Each year, the Committee reviews officer ownership levels. At this time, our NEOs all meet or exceed their share ownership requirement.

Policy on Granting Equity Awards.

Our equity awards policy provides that incentive equity grants to employees, including stock option grants, are made once per year and are effective on the last Wednesday in fiscal July. Stock option grants under our Bonus Option Replacement Program, where employees may elect to receive stock options in lieu of a portion of their bonus, are made on the last Wednesday in fiscal July, except in the case of our directors of operations where grants are made on the last day of each fiscal quarter on which the NYSE is open for trading. Any other interim or ad hoc equity awards such as retention awards, including stock option grants, are made effective on such date as the Committee, the Board or authorized individual approving the award may determine. The grant date for equity awards is never a date prior to approval. The exercise price of stock options is the fair market value of our common stock on the date of the grant as measured by the closing sales price of our common stock on the NYSE. All equity awards granted during fiscal 2011 were consistent with this policy.

Recoupment and Forfeiture of Compensation.

An officer is required to repay performance-based rewards to the Company if he or she knowingly participates in a fraud that requires the Company to restate its financial statements. Performance-based rewards include annual incentive awards under our MIP, PSU awards and gains on stock option exercises.

COMPENSATION COMMITTEE REPORT

Dear Fellow Darden Shareholders:

The Committee reviewed and discussed the Compensation Discussion and Analysis with Darden’s management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2011.

Respectfully submitted,

The Compensation Committee

Michael D. Rose, Chair

Dr. Leonard Berry

Odie Donald

Charles Ledsinger

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended May 29, 2011, May 30, 2010, and May 31, 2009.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(1)(6)	Total
Clarence Otis, Jr.	2011	1,022,169	0	1,869,007	2,978,096	2,121,000	0	489,876	8,480,148
Chairman and	2010	946,800	0	1,783,697	2,879,930	1,673,900	0	372,376	7,656,703
Chief Executive Officer	2009	992,146	498,100	1,707,981	2,492,533	657,400	0	313,404	6,661,564

Andrew H. Madsen	2011	791,596	0	937,910	1,494,465	1,231,900	0	580,660	5,036,531
President and	2010	767,800	0	895,087	1,445,207	1,102,900	0	478,691	4,689,685
Chief Operating Officer	2009	807,640	328,800	942,807	1,375,873	434,000	0	394,624	4,283,744

C. Bradford Richmond	2011	491,231	0	424,778	676,842	636,000	0	247,167	2,476,018
Senior Vice President and	2010	424,000	0	445,941	719,980	562,200	0	202,454	2,354,575
Chief Financial Officer	2009	445,231	167,300	426,995	623,131	220,800	0	163,082	2,046,539

David T. Pickens	2011	533,512	0	451,859	719,994	493,200	0	291,027	2,489,592
President, Red Lobster	2010	517,500	0	431,238	696,257	742,800	0	312,650	2,700,445
	2009	538,034	212,700	454,216	662,855	389,600	0	260,156	2,517,561
Eugene I. Lee, Jr. (7)	2011	530,523	0	451,859	719,994	776,300	0	195,752	2,674,428
President, Specialty	2010	514,600	0	430,941	695,764	591,300	0	165,763	2,398,368
Restaurant Group	2009	522,531	188,100	454,216	662,855	91,800	0	113,998	2,033,500

(1)	Amounts reflect the actual base salary paid and incentives earned by the NEO in fiscal 2011, fiscal 2010 and fiscal 2009, including any deferred amounts reported in the Non-Qualified Deferred Compensation Table. Beginning June 1, 2009 (i.e. beginning fiscal 2010), our officers, including the NEOs, no longer were eligible for the vacation cash-in program which allowed employees to receive cash payments for the value of any accrued but unused vacation. The salary amount for fiscal 2009 has been adjusted to include vacation cash-in payments, if applicable. We also have a 52/53 week fiscal year ending the last Sunday in May. Our 2011 fiscal year had 52 weeks, our 2010 fiscal year had 52 weeks, and our 2009 fiscal year had 53 weeks.

(2)	The Company made variable incentive payments for fiscal 2011, fiscal 2010 and fiscal 2009 based on achieving performance metrics that were established under the Company’s MIP. These incentive payments are reported in the “Non-Equity Incentive Plan Compensation” column of this table.

(3)

Amounts in these columns represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) for each of fiscal 2011, fiscal 2010 and fiscal 2009. The assumptions used in calculating these amounts in accordance with ASC Topic 718 are included in Note 1 (under the heading Stock-Based Compensation) to the Company’s audited financial statements included in the Company’s 2011 Annual Report to Shareholders. The PSUs granted in fiscal 2011 will vest after the 2013 fiscal year-end, based on our diluted net earnings per share and sales growth performance for fiscal 2011, 2012, and 2013. The grant value of PSUs is shown at target payout. Actual awards may range from 0 percent to 150 percent of the targeted incentive. For fiscal 2011, the following amounts represent the grant date fair value of PSU awards assuming achievement of maximum (150%) payout: Mr. Otis—$2,803,510; Mr. Madsen—$1,406,864; Mr. Richmond—$637,167; Mr. Pickens—$677,788; and Mr. Lee—$677,788. For fiscal 2010, the following amounts represent the grant date fair value of PSU awards assuming achievement of maximum (150%) payout: Mr. Otis—$2,675,546; Mr. Madsen—$1,342,630; Mr. Richmond—$668,911; Mr. Pickens—$646,857; and Mr. Lee—$646,411. For fiscal 2009, the following amounts represent the grant date fair value of PSU awards assuming achievement of maximum (150%) payout: Mr. Otis—$2,561,972; Mr. Madsen—$1,414,211; Mr. Richmond—$640,493; Mr. Pickens—$681,323; and Mr. Lee—$681,323.

(4)	Amounts in this column are awards earned under the MIP for fiscal 2011, fiscal 2010 and fiscal 2009 and were determined based on the NEO’s actual salary earned, his annual incentive rate, which varies by position and level, his individual performance rating and his company and/or unit performance rating, which is determined by performance against goals established at the beginning of fiscal 2011. In June 2010, based on a review of market data, the Board approved increases in the Annual Incentive Rates for the CEO and COO that were reported in the 2010 Proxy Statement. A portion of the increase in annual incentive awards made to our CEO and COO is due to the market adjustments approved last year. The grant of annual incentives under the MIP is described in greater detail in “Compensation Discussion and Analysis—Elements of Our Total Rewards Program—Annual Incentives.”

(5)	Amounts deferred into the FlexComp Plan do not receive above market or preferential earnings, but rather receive rates of return that match the returns on the investment options available under the Darden Savings Plan as described under the heading “Non-Qualified Deferred Compensation.”

(6)	All Other Compensation for fiscal 2011 consists of the following amounts:

Name(a)	Perks and Other Personal Benefits ($)(a)	Tax Reimbursements ($)(b)	Company Contributions to Defined Contribution Plans ($)(c)	Insurance Premiums ($)(d)	Dividends or Earnings on Stock or Option Awards ($)(e)	Other ($)(f)	Totals ($)
Clarence Otis, Jr.	99,923	7,643	276,599	7,809	95,399	2,503	489,876
Andrew H. Madsen	75,097	8,943	420,482	7,809	64,427	3,902	580,660
C. Bradford Richmond	18,863	2,353	193,884	6,337	22,457	3,273	247,167
David T. Pickens	17,936	718	229,983	9,779	31,359	1,252	291,027
Eugene I. Lee, Jr.	25,095	1,149	115,000	5,549	46,956	2,003	195,752

(a)	Includes the aggregate incremental costs to the Company for personal use of a Company car and Company aircraft, financial counseling reimbursement, and executive physicals. None of these perquisites had a value exceeding the greater of $25,000 or 10 percent of total perquisites for an NEO except the value of aggregate incremental cost of the Company aircraft of $74,462 for Mr. Otis and $50,699 for Mr. Madsen. Darden’s policy is to leverage Company aircraft for business and business-related travel. The value of the aggregate supplemental incremental cost of the Company aircraft shown above relates to attendance at external board meetings, executive development conferences and executive networking forums, which benefit Darden but are considered by the tax rules to be personal use. Darden does not allow use of the Company aircraft for leisure or vacation purposes. The Company calculates the aggregate incremental cost of the personal use of Company aircraft based on an hourly charge that includes the cost of fuel, trip-related maintenance, crew travel, onboard catering, landing and license fees and contract labor. Since the Company aircraft is primarily for business travel, we do not include the fixed costs that do not change based on usage such as pilots’ salaries, the cost to purchase the aircraft and the cost of maintenance not related to trips. Family members of executives and their invited guests occasionally fly on Company aircraft as additional passengers on business flights or on business-related flights that may be characterized as personal use. In those cases, the aggregate incremental cost to the Company for the family member or guest is de minimis.

(b)	Tax reimbursements relate to non-cash awards made to the NEO described in footnote (f) and business-related travel on corporate aircraft. Effective with fiscal 2012, we no longer provide these tax gross-up reimbursements.

(c)

Amounts in this column represent Company contributions made in July 2011 for fiscal 2011 company performance under the FlexComp Plan, our non-qualified deferred compensation plan. Company contributions under the FlexComp Plan are deferred in accordance with participants’ elections pursuant to the terms of the FlexComp Plan. These Company contributions are included in the “All Other Compensation” column. Salary or bonus deferred by an NEO into the FlexComp Plan is reported in the “Salary” column or the “Non-Equity Incentive Plan Compensation” column.

(d)	Represents the cost to the Company for providing life insurance and long-term disability insurance.

(e)	Under the 2002 Plan, the NEOs received dividends or dividend equivalents for unvested awards of restricted stock, restricted stock units and PSUs. Since May 31, 2009, we have not paid current dividends on equity grants to our NEOs, but rather accrue them for payment when the awards or shares are earned and vested.

(f)	Each NEO received a non-cash award associated with the annual celebration for the company’s top-performing general managers.

(7)	See “—Potential Payments Upon Termination of Change of Control—Agreement with Mr. Lee” below for information regarding the agreement between Mr. Lee and the Company in connection with the RARE acquisition.

Grants of Plan-Based Awards for Fiscal 2011

Management and Professional Incentive Plan. Annual and long-term incentive awards are granted by the Committee to executive officers under the MIP, and in the case of equity and equity-based awards, the 2002 Plan described below. Awards are a combination of cash, stock or stock-based awards, or PSUs. The criteria for awards pursuant to the MIP are described under “Compensation Discussion and Analysis—Elements of Our Total Rewards Program—Annual Incentives” and “—Long-term Incentives.”

2002 Plan. The 2002 Plan provides for the grant of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance awards and other stock and stock-based awards to employees, officers, consultants, advisors and independent directors providing services to the Company or any of our affiliates that the Committee determines is an eligible person. Up to an aggregate of 18,300,000 shares of our common stock can be issued pursuant to awards granted under the 2002 Plan, subject to adjustment pursuant to a stock split or other recapitalization in order to prevent dilution or enlargement of the benefits intended under the 2002 Plan. As of May 29, 2011, approximately 7,242,254 shares of common stock remained available for future awards under the 2002 Plan.

The following table sets forth certain information with respect to equity and non-equity plan-based awards granted during fiscal 2011 under the MIP and the 2002 Plan to each of the NEOs.

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards (6)
	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Clarence Otis, Jr.	7/28/10	0	1,878,200	3,096,000	0	43,894	65,841	0	211,943	42.58	4,847,102
Andrew H. Madsen	7/28/10	0	1,084,800	1,788,100	0	22,027	33,041	0	106,357	42.58	2,432,374
C. Bradford Richmond	7/28/10	0	546,000	900,000	0	9,976	14,964	0	48,169	42.58	1,101,620
David T. Pickens	7/28/10	0	584,900	964,100	0	10,612	15,918	0	51,240	42.58	1,171,853
Eugene I. Lee, Jr.	7/28/10	0	581,600	958,700	0	10,612	15,918	0	51,240	42.58	1,171,853

(1)	The grants for Mr. Otis and Mr. Madsen were recommended by the Committee and approved by the independent members of the Board and the grants made to the other NEOs were approved by the Committee.

(2)	The amounts in these columns represent the potential annual cash incentive that may be earned under the MIP by each NEO. The annual ranges are calculated with the current salary and annual incentive rate for each NEO at the time of approval. Actual payouts to the NEOs based on fiscal 2011 performance are reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(3)	The NEOs received grants of PSUs under the 2002 Plan. These units will vest only if certain performance thresholds relating to sales growth and diluted net earnings per share growth are achieved. The units have the ability to vest at the end of a three-year performance period. When performance exceeds targeted results, additional units vest; conversely, when performance is below targeted levels, fewer or no units vest. These PSUs are described more fully under the heading “Compensation Discussion and Analysis—Elements of Our Total Rewards Program—Long-term Incentives.”

(4)	The NEOs received grants of non-qualified stock options under the 2002 Plan. These non-qualified stock options vest 50 percent on the third and fourth anniversaries of the grant date.

(5)	All options are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value under the 2002 Plan has been determined by the Committee to be the closing price of the common stock on the NYSE as reported in the consolidated transaction reporting system on the grant date or, if such exchange is not open for trading on such date, on the most recent preceding date when such exchange is open for trading.

(6)	Assumptions used in the calculation of these amounts are included in Note 1 to the Company’s audited financial statements included in the Company’s 2011 Annual Report to Shareholders.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards as of May 29, 2011 for each of the NEOs.

	Option Awards (1)					Stock Awards
						Restricted Stock		PSU Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Clarence Otis, Jr.	4/1/02	27,318	—	26.14	4/1/12
	6/19/02	100,000	—	27.27	6/19/12
	12/23/02	15,000	—	20.86	12/23/12
	6/19/03	90,000	—	19.32	6/19/13
	6/15/04	80,000	—	21.16	6/15/14
	11/29/04	75,000	—	27.22	11/29/14
	6/16/05	175,000	—	33.10	6/16/15
	6/15/06	152,711	—	35.81	6/15/16
	7/25/07	63,021	63,021	42.68	7/25/17
	7/23/08	—	234,481	33.44	7/23/18
	7/29/09	—	268,901	32.55	7/29/19
	7/28/10	—	211,943	42.58	7/28/20
						21,357	1,087,498	146,285	7,448,832
Andrew H. Madsen	4/1/02	3,615	—	26.14	4/1/12
	6/19/02	72,000	—	27.27	6/19/12
	6/19/03	80,000	—	19.32	6/19/13
	6/15/04	70,000	—	21.16	6/15/14
	11/29/04	55,000	—	27.22	11/29/14
	6/16/05	145,000	—	33.10	6/16/15
	6/15/06	112,395	—	35.81	6/15/16
	7/25/07	46,383	46,384	42.68	7/25/17
	7/23/08	—	129,433	33.44	7/23/18
	7/29/09	—	134,940	32.55	7/29/19
	7/28/10	—	106,357	42.58	7/28/20
						17,405	886,263	79,106	4,028,078
C. Bradford Richmond	6/19/02	26,000	—	27.27	6/19/12
	6/19/03	21,000	—	19.32	6/19/13
	6/15/04	21,250	—	21.16	6/15/14
	6/16/05	20,750	—	33.10	6/16/15
	6/15/06	14,762	—	35.81	6/15/16
	12/1/06	23,114	—	40.04	12/1/16
	7/25/07	19,431	19,432	42.68	7/25/17
	7/23/08	—	58,620	33.44	7/23/18
	7/29/09	—	67,225	32.55	7/29/19
	7/28/10	—	48,169	42.58	7/28/20
						2,951	150,265	36,462	1,856,645

	Option Awards (1)					Stock Awards
						Restricted Stock		PSU Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
David T. Pickens	6/19/02	35,000	—	27.27	6/19/12
	6/19/03	31,500	—	19.32	6/19/13
	6/15/04	31,500	—	21.16	6/15/14
	11/29/04	30,000	—	27.22	11/29/14
	6/16/05	66,500	—	33.10	6/16/15
	6/15/06	59,430	—	35.81	6/15/16
	7/25/07	22,346	22,346	42.68	7/25/17
	7/23/08	—	62,357	33.44	7/23/18
	7/29/09	—	65,010	32.55	7/29/19
	7/28/10	—	51,240	42.58	7/28/20
						8,403	427,881	38,343	1,952,426
Eugene I. Lee, Jr.	2/10/04	3,305	—	30.60	2/10/14
	2/8/05	42,676	—	35.76	2/8/15
	2/8/06	73,030	—	35.51	2/8/16
	2/13/07	32,115	—	35.94	2/13/17
	10/1/07	64,527	64,528	43.00	10/1/17
	7/23/08	—	62,357	33.44	7/23/18
	7/29/09	—	64,964	32.55	7/29/19
	7/28/10	—	51,240	42.58	7/28/20
						27,855	1,418,377	31,805	1,619,511

(1)	All option awards are non-qualified stock options that expire ten years from the date of grant. Except where noted, the vesting schedule for the non-qualified stock options granted to NEOs is 50 percent on the third and fourth anniversaries of the grant date. For Mr. Richmond, who became our CFO on December 1, 2006, the non-qualified stock option grants made prior to that date vested in thirds on the second, third and fourth anniversaries of the grant date. For Mr. Lee, options granted prior to October 1, 2007 appearing in the table are the result of options for RARE common stock that were converted into options for Darden common stock in connection with the RARE acquisition.

(2)	With the exception of Mr. Lee, all shares reflected in this column represent the awards of performance restricted stock granted in fiscal years 2000 through 2006. The performance restricted stock awards fully vest in ten years and have the opportunity to accelerate vesting in each of the first five anniversaries following the grant date when performance goals are achieved. The market value of the performance restricted stock awards is based on a per share value of $50.92, the closing market price of our common shares on the NYSE on May 29, 2011. Shares reflected in the column for Mr. Lee include 27,855 shares of Darden restricted stock granted to Mr. Lee on October 1, 2007 pursuant to an agreement with Mr. Lee. For additional information, see “Potential Payments Upon Termination or Change of Control—Agreement with Mr. Lee.”

(3)	All units reflected in this column represent PSU awards granted in fiscal years 2007, 2008, 2009, 2010 and 2011. The terms of the PSU awards are more fully described in footnote 3 of the Grants of Plan-Based Awards table. The market value of outstanding stock awards is based on a per share (or unit) value of $50.92, the closing market price of our common shares on the NYSE on May 29, 2011.

Option Exercises and Stock Vested for Fiscal 2011

The following table summarizes the number of option awards exercised and restricted stock and stock-settled PSUs that vested during fiscal 2011 for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Clarence Otis, Jr.	—	—	16,295	653,469
Andrew H. Madsen	—	—	11,608	465,989
C. Bradford Richmond	—	—	4,714	194,064
David T. Pickens	—	—	6,039	241,851
Eugene I. Lee, Jr.	—	—	—	—

(1)	The value realized equals the difference between the closing market price of our common stock on the NYSE on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.

(2)	The value realized equals the closing market price of our common stock on the NYSE on the vesting date multiplied by the number of shares acquired on vesting.

Pension Benefits

Under the Retirement Income Plan (“RIP”), Mr. Richmond and Mr. Pickens will receive estimated monthly aggregate benefits at normal retirement (age 62) of $361 and $1,434, respectively. Benefits are fixed because the NEOs no longer participate in the plans. All benefits are distributed in cash as monthly payments and are not eligible for lump sum distributions.

The table below shows the present value of accumulated benefits payable to each NEO, including the years of service credited to each NEO, under the RIP, determined using interest rate and mortality rate assumptions used in Note 17 to the Company’s audited financial statements included in the Company’s 2011 Annual Report to Shareholders. The number of credited service years shown below are fixed and do not reflect actual years of service as plan benefits are frozen. The accumulated benefit shown below is based on the highest benefit option which is “Single Life Annuity.” Other actuarially equivalent optional payouts include Joint and Survivor 50 percent, Joint and Survivor 100 percent, and Ten Year Certain. Early retirement benefits are available as early as age 55 at a reduced benefit level.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Clarence Otis, Jr.	NA	—	—	—
Andrew H. Madsen	NA	—	—	—
C. Bradford Richmond	Retirement Income Plan	7.10	28,945	—
David T. Pickens	Retirement Income Plan	15.70	133,964	—
Eugene I. Lee, Jr.	NA	—	—	—

Our NEOs, along with other employees who are ineligible to participate in our qualified retirement plans, participate in the FlexComp Plan, which was designed to provide benefits in lieu of qualified retirement plans maintained by us and by General Mills, Inc., our former parent company. The FlexComp Plan is described under the heading “Non-Qualified Deferred Compensation” below.

Non-Qualified Deferred Compensation

We maintain the FlexComp Plan, a non-qualified deferred compensation plan, for our executive officers and certain employees who are not eligible to participate in the Darden Savings Plan.

The FlexComp Plan permits participating executive officers to defer receipt of up to 25 percent of their base salaries and up to 100 percent of their annual incentive compensation. Amounts deferred under the FlexComp Plan are payable in cash on the date or dates selected by the participant in accordance with the terms of the FlexComp Plan or on such other dates specified in the FlexComp Plan. Deferred amounts are credited with rates of return based on the performance of several investment alternatives (which mirror the returns credited in the Darden Savings Plan, the Company’s qualified 401(k) savings plan), as selected by the participant. None of the NEOs made contributions to the FlexComp Plan in fiscal 2011.

We also make certain contributions to executive officers’ accounts under the FlexComp Plan which are designed to provide benefits in lieu of qualified retirement and savings plans. Our executive officers, along with other employees who are ineligible to participate in our qualified retirement and savings plans, participate in the FlexComp Plan. One portion of our annual contribution to the FlexComp Plan ranges from 1.5 percent to 7.2 percent of the executive officer’s eligible annual earnings based on company performance as described in “Compensation Discussion and Analysis—Elements of Our Total Rewards Program—Non-Qualified Deferred Compensation Plans”. For executive officers hired on or prior to June 25, 2000, which includes all of the NEOs in the Summary Compensation Table except Mr. Otis and Mr. Lee, the second portion of our annual contribution ranges from 2 percent to 20 percent of the executive officer’s eligible annual earnings, based on the NEO’s age and, if applicable, the years of service during which the NEO was covered by our qualified retirement plan. Executive officers hired after June 25, 2000, receive an annual contribution of 4 percent of the executive officer’s eligible annual earnings in place of the age and service contributions. These contribution amounts are deferred in accordance with participants’ elections and the terms of the FlexComp Plan.

Participants may elect to have the contributions credited with rates of return based on several investment alternatives, which mirror the returns credited in the Darden Savings Plan. Except for the Darden Company Stock Fund, investment selections may be changed daily. The FlexComp Plan does not have a guaranteed rate of return or guaranteed retirement benefit. The table below shows the funds available under the Darden Savings Plan and their rate of return for the twelve months ended May 29, 2011, as reported by the administrator of the Darden Savings Plan.

Deferred amounts under the FlexComp Plan are generally paid following separation from employment and are normally made in the form of a single sum cash payment. Participants may also elect to be paid in the form of 5-year or 10-year annual installment payments.

Name of Fund	Rate of Return
Aston/Tamro Small Cap (I)	36.24%
American Funds Europacific Growth Fund (A)	30.31%
Darden Company Stock Fund	20.42%
Darden ESOP Stock Fund	20.51%
Davis New York Venture Fund	23.43%
Harbor Capital Appreciation Fund (I)	27.12%
PIMCO Total Return Fund (I)	8.13%
Riversource Trust Stable Capital Fund II	3.09%
Vanguard Extended Market Index Fund	32.73%
Vanguard Institutional Index Fund (I)	25.92%
Vanguard Target Retirement 2005 Fund	13.40%
Vanguard Target Retirement 2010 Fund	16.58%

Name of Fund	Rate of Return
Vanguard Target Retirement 2015 Fund	18.71%
Vanguard Target Retirement 2020 Fund	20.31%
Vanguard Target Retirement 2025 Fund	22.04%
Vanguard Target Retirement 2030 Fund	23.65%
Vanguard Target Retirement 2035 Fund	25.41%
Vanguard Target Retirement 2040 Fund	25.53%
Vanguard Target Retirement 2045 Fund	25.51%
Vanguard Target Retirement 2050 Fund	25.59%
Vanguard Target Retirement Income Fund	12.36%
Vanguard Total Bond Market Index Fund	5.74%
Vanguard Total International Stock Index Fund	12.71%
Wellington Trust Mid Cap Opp Series 3	22.00%

The following table provides additional information concerning the FlexComp Plan account for each NEO, including the contributions by Darden to the FlexComp Plan during fiscal 2011 and the aggregate FlexComp balance as of the end of fiscal 2011 on May 29, 2011.

Name	Executive Contributions in Last FY (1)	Company Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at end of FY 2011
Clarence Otis, Jr.	—	203,104	759,853	—	3,852,649
Andrew H. Madsen	—	345,705	440,455	—	3,873,486
C. Bradford Richmond	—	149,804	408,029	—	2,059,399
David T. Pickens	—	251,682	246,149	—	1,931,175
Eugene I. Lee, Jr.	—	85,707	169,319	—	959,606

(1)	Reflects the deferred amounts for each of the NEOs which is reported as compensation to such NEO in the Summary Compensation Table under the “Salary” column.

(2)	Reflects the Company’s annual contribution to the FlexComp Plan made in July 2010 during fiscal 2011 for the account of the NEOs. The Company contributions made in July 2011 during fiscal 2012, if deferred, are not reported in this table.

Potential Payments Upon Termination or Change of Control

Apart from the MCAs and an agreement with Mr. Lee and discussed below under “Payments Made Upon a Change of Control,” and “Agreement with Mr. Lee,” the Company has not entered into any employment agreements with the NEOs. The following summarizes the potential payments to be made to NEOs upon termination of their employment or a change of control of the Company.

Payments Made Upon Any Termination of Employment. Regardless of the manner in which an NEO’s employment terminates, the NEO is entitled to receive amounts earned during the NEO’s term of employment. Such amounts include:

•	Accrued but unpaid base salary through the date of termination;

•	Long-term incentive grants for the most recently completed cycle;

•	Unreimbursed employment-related expenses and other benefits owed to the NEO under the Company’s employee benefit plans or policies;

•	Accrued but unpaid vacation; and

•	The NEO’s Darden Savings Plan and FlexComp Plan account balances.

These payments made upon termination do not differ from payments made upon termination to all employees. In addition, the NEO will continue to be able to exercise any vested stock options for a period of three months following termination of employment, or for a longer period if the NEO is eligible for early or normal retirement or in certain other situations described below.

Payments Made Upon Early Retirement. In the event of the early retirement of an NEO who has reached age 55 with ten or more years of service, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•	The NEO will be allowed to exercise any outstanding options granted prior to June 15, 2006 for the remainder of the original term;

•

The NEO will be entitled to receive a pro-rated share of each option granted from and after June 15, 2006, and be allowed to exercise such option for the lesser of five years or the remainder of the original term;

•	The NEO will continue to vest in grants of restricted stock for the remainder of the original term provided required deposit shares are held for grants made prior to June 2006;

•	The NEO will continue to vest in a pro-rated share of grants of PSUs granted after July 29, 2009 based on Company performance for the remainder of the original PSU performance period;

•	The NEO will be eligible to continue to receive health benefits through our retiree medical program, with a portion of the premiums paid by the NEO;

•	The Company will reimburse the NEO for up to one year’s allowance of financial planning services incurred in the subsequent year;

•	The NEO will be entitled to receive a distribution of any balance held under the qualified savings plan (the Darden Savings Plan) if applicable; and

•	The NEO will receive a monthly benefit under the qualified retirement plan (the “RIP”) if applicable.

Payments Made Upon Normal Retirement. In the event of the retirement of an NEO who has reached age 65 with five or more years of service, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•	The NEO will vest in all outstanding options and be allowed to exercise such options for the remainder of the original term;

•	The NEO will continue to vest in grants of restricted stock for the remainder of the original term provided required deposit shares are held for grants made prior to June 2006;

•	The NEO will continue to vest in grants of PSUs based on Company performance for the remainder of the original PSU performance period;

•	The NEO will be eligible to continue to receive health benefits through our retiree medical program, with a portion of the premiums paid by the NEO;

•	The Company will reimburse the NEO for up to one year’s allowance of financial planning services incurred in the subsequent year; and

•

The NEO will be entitled to receive a distribution of any balance held under the qualified savings plan (the Darden Savings Plan) if applicable, and will receive a monthly benefit under the RIP, if applicable.

Payments Made Upon Disability. The Company pays for long-term disability coverage for the NEOs and the amount paid for the insurance is included in the “All Other Compensation” column in the Summary Compensation Table. In the event of disability, the NEO will receive the items identified under the heading above “Payments Made Upon Any Termination of Employment.” In addition, the NEO is entitled to the following benefits, which are also available to employees with disability coverage:

•	Up to two-thirds of eligible pay with a maximum annual benefit of $180,000 payable to age 65;

•	Continued eligibility for group medical coverage; and

•	Continued life insurance and Company retirement contributions up to age 65.

Payments Made Upon Death. The Company pays for life insurance coverage for the NEOs and the amount paid for the insurance is included in the “All Other Compensation” column in the Summary Compensation Table. The life insurance benefit for the NEOs is equal to four times salary and bonus, with a maximum amount of coverage of $1,500,000. For accidental death, the benefit is twice the amount of the regular coverage with a maximum amount of coverage of $3,000,000. An additional $500,000 may be paid if death occurs while traveling on business. These benefits would be paid from term life insurance policies maintained by the Company. In the event of death, the estate of the NEO will receive the items identified under the heading above entitled “Payments Made Upon Any Termination of Employment.”

Stock options and restricted stock will vest pro-rata based on the number of full months completed in the vesting period and stock options will be exercisable for the remainder of the original term. Stock options, restricted stock, and PSUs granted on or after June 15, 2006 will vest in full and stock options granted on or after June 15, 2006 will be exercisable for the lesser of five years or the remainder of the original term.

Payments Made Upon Involuntary Termination Without Cause. In general, the Company may, but is not obligated to, provide separation pay and benefits to its employees in the event the employee is involuntarily terminated without cause or resignation. If provided, the separation pay and benefits available are generally contingent upon the Company receiving a general release of claims from the employee. In addition to the items identified under the heading above entitled “Payments Made Upon Any Termination of Employment,” such payments to an executive officer may include such severance benefits as the Company may determine to be appropriate under the specific circumstances.

If the executive’s age plus his years of service equals or exceeds 70 and the executive is involuntarily terminated without cause, accelerated vesting will be applied to a pro-rata portion of the outstanding stock options and PSUs granted on or after July 1, 2009. Stock options granted between March 21, 2001 and June 14, 2006 will be exercisable for the lesser of two years or the remainder of the original term; stock options granted on or after June 15, 2006 will be exercisable for the lesser of five years or the remainder of the original term.

Payments Made Upon a Change of Control. We have MCAs with all of our NEOs, which provide for severance payments equal to three times the amount of annual compensation (determined by the then-current base salary plus average cash bonus award during the preceding three years) and continuation of health and similar benefits for a three-year period if the executive officer is terminated without cause or voluntarily terminates employment with good reason within two years after a change of control. If the severance payments the executive officer would otherwise be entitled to receive would require the payment of excise taxes, then the amount of severance payments is reduced to the point that it eliminates by a margin of $1,000 any liability for such excise taxes, unless the severance payments provided under the agreement (with the executive bearing all responsibility for taxes) provides a net payment to the executive that is at least 10 percent higher than the net reduced amount. The MCAs provide for an initial two-year term, and are extended on each anniversary date for two years from the anniversary date, unless prior notice is given by us that the agreement will not be extended. Under the MCA, “Change of Control” means:

•

Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this section, the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by, controlling or under common control with the Company (an “Affiliated Company”) or (D) any business combination pursuant to a transaction where (i) all or substantially all of the beneficial owners of Outstanding Company Common Stock immediately prior to the business combination beneficially own more than 50% of the then-outstanding shares of common stock of the entity resulting from the business combination in substantially the same proportion as immediately prior to the business combination, (ii) no person beneficially owns 20% or more of the common stock of the entity resulting from the business combination, except to the extent that such ownership existed prior to the business combination, and (iii) at least a majority of the Board members of the entity resulting from the business combination were members of the incumbent Board at the time of the execution of the initial agreement or action of the board approving the business combination;

•

Individuals who, as of the effective date of the revised standard form of MCA, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date thereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

•

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

•	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Under the standard form of the MCAs, “Cause” means:

•

An act or acts of fraud or misappropriation on the executive officer’s part which result in or are intended to result in the executive officer’s personal enrichment at the expense of the Company and which constitute a criminal offense under state or federal laws; or

•	Conviction of the executive officer of a felony.

Under the standard form of the MCAs, “Good Reason” means, without the express written consent of the executive:

•

The assignment to the executive officer of any duties inconsistent in any substantial respect with the executive officer’s position, authority or responsibilities as in effect during the 90-day period immediately preceding the effective date of the agreement;

•	Any other substantial adverse change in such position (including titles), authority or responsibilities;

•

Any failure by the Company to furnish the executive officer with base salary, target annual bonus opportunity, long-term incentive opportunity or aggregate employee benefits at a level equal to or exceeding those received by the executive officer from the Company during the 90-day period preceding the effective date of the agreement, other than (i) an insubstantial and inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the executive officer or (ii) with respect to aggregate employee benefits only, any failure resulting from an across-the-board reduction in employee benefits generally applicable to all similarly situated employees;

•

The Company’s requiring the executive officer to be based or to perform services at any office or location more than 30 miles from the office or location at which the executive officer was based as of immediately prior to the effective date of the agreement, except for travel reasonably required in the performance of the executive officer’s responsibilities;

•	Any failure by the Company to obtain the assumption and agreement to perform the agreement by a successor; or

•	Any failure by the Company to deposit amounts in the trust in accordance with the agreement.

We also have entered into trust agreements to provide for payments under the MCAs and our non-qualified deferred compensation plans, including the Director Compensation Plan, the MIP and the FlexComp Plan. Full funding is required upon a change of control of Darden. In addition, stock options, restricted stock, restricted stock units and PSUs issued under our stock plans are subject to accelerated vesting if we experience a change of control, as defined in those plans or related award agreements. The options will be exercisable for three months.

Agreement with Mr. Lee. We entered into an agreement with Mr. Lee dated August 13, 2007 in connection with the acquisition of RARE on October 1, 2007. The agreement extinguished most of Mr. Lee’s rights under his previous employment agreement with RARE, including the change in control provisions, but continued other provisions and confirmed the terms of his employment with Darden.

The agreement with Mr. Lee provides for an annual base salary of $500,000, and an annual bonus opportunity under Darden’s MIP equal to 60 percent of base salary. Mr. Lee received an initial equity compensation grant of stock options to acquire shares of Darden common stock and restricted shares of Darden common stock with a grant date value of $2,861,400, with two-thirds of the equity value granted as stock option and the remaining one-third as restricted shares. The restricted stock will vest on the fourth anniversary of the grant date and one-half of the options will vest on each of the third and fourth anniversaries of the grant date, all subject to his continued employment. In consideration of these benefits, Mr. Lee relinquished his rights under his employment agreement with RARE; however, the non-competition, non-solicitation, and non-hire of employees and confidentiality covenants of his RARE agreement continue to apply during his employment with Darden and for specified periods thereafter. Specifically, he is subject to a non-solicitation of employees covenant and confidentiality covenant during his employment with Darden and for 24 months thereafter; and a non-competition covenant during his employment with Darden and for 18 months thereafter, and a non-hire of employees covenant during his employment with Darden and for 24 months thereafter.

The tables below reflect the amount of compensation payable to each of the NEOs under the current MCAs and the agreement with Mr. Lee in the event of termination of such executive officer’s employment upon voluntary termination, involuntary not-for-cause termination, termination for cause, termination following a change of control and in the event of death of the NEO. The amounts shown assume that such termination or change of control was effective as of May 29, 2011 and are estimates of the amounts that would be paid out to the executive officer upon their termination. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from the Company. Except for the fiscal 2011 MIP and FlexComp Plan award, the tables do not reflect earned amounts identified under the heading “Payments Made Upon Any Termination.” Items such as pension benefits payable under the qualified retirement plans and Darden Savings Plan or FlexComp Plan account balances are identified under the Pension Benefits Table and the Non-Qualified Deferred Compensation Table, respectively.

Benefits and Payments Upon Termination	Voluntary Termination ($)		Involuntary Not For Cause Termination ($)		Involuntary For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in-Control) ($)		Death ($)
Clarence Otis, Jr.
FY11 MIP Bonus (1)	2,121,000		2,121,000		2,121,000	2,121,000		2,121,000
FY11 FlexComp (Retirement Contribution)(2)	276,599		276,599		276,599	276,599		276,599
Cash Severance Benefit	—		—		—	1,160,342		—
Accelerated Vesting of Stock-based Awards (3) (4)	9,869,345	(8)	9,869,345	(6)	—	20,585,041		18,025,396
Miscellaneous Benefits	—		—		—	976,574	(7)	1,500,000	(5)
Excise Tax Gross-Up	—		—		—	—		—

Andrew H. Madsen
FY11 MIP Bonus (1)	1,231,900		1,231,900		1,231,900	1,231,900		1,231,900
FY11 FlexComp (Retirement Contribution)(2)	420,482		420,482		420,482	420,482		420,482
Cash Severance Benefit	—		—		—	2,352,535		—
Accelerated Vesting of Stock-based Awards (3)	5,551,556	(8)	5,551,556	(6)	—	11,287,924		9,650,772
Miscellaneous Benefits	—		—		—	1,406,275	(7)	1,500,000	(5)
Excise Tax Gross-Up	—		—		—	—		—

C. Bradford Richmond
FY11 MIP Bonus (1)	636,000		636,000		636,000	636,000		636,000
FY11 FlexComp (Retirement Contribution)(2)	193,884		193,884		193,884	193,884		193,884
Cash Severance Benefit	—		—		—	891,443		—
Accelerated Vesting of Stock-based Awards (3) (4)	—		3,188,517	(6)	—	5,008,250		4,493,138
Miscellaneous Benefits	—		—		—	835,353	(7)	1,500,000	(5)
Excise Tax Gross-Up	—		—		—	—		—

David T. Pickens
FY11 MIP Bonus (1)	493,200		493,200		493,200	493,200		493,200
FY11 FlexComp (Retirement Contribution)(2)	229,983		229,983		229,983	229,983		229,983
Cash Severance Benefit	—		—		—	3,172,227		—
Accelerated Vesting of Stock-based Awards (3) (4)	2,675,473	(8)	2,675,473	(6)	—	5,450,900		4,670,657
Miscellaneous Benefits	—		—		—	816,863	(7)	1,500,000	(5)
Excise Tax Gross-Up	—		—		—	—		—

Benefits and Payments Upon Termination	Voluntary Termination ($)	Involuntary Not For Cause Termination ($)	Involuntary For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in-Control) ($)		Death ($)

Eugene I. Lee, Jr.
FY11 MIP Bonus (1)	776,300	776,300	776,300	776,300		776,300
FY11 FlexComp (Retirement Contribution)(2)	115,000	115,000	115,000	115,000		115,000
Cash Severance Benefit	—	—	—	3,023,491		—
Accelerated Vesting of Stock-based Awards (3) (4)	—	—	—	6,434,470		5,981,201
Miscellaneous Benefits	—	—	—	622,262	(7)	1,500,000	(5)
Excise Tax Gross-Up	—	—	—	—		—

(1)	Reflects the annual cash incentive, which is also included in the Summary Compensation Table.

(2)	Reflects the annual FlexComp Plan award for fiscal 2011 paid in August 2011, which is also included in the Summary Compensation Table.

(3)	This value equals the difference between the closing market price of our common stock on the NYSE on May 29, 2011 of $50.92 and the exercise price, multiplied by the number of option shares subject to accelerated vesting upon termination.

(4)	This value is calculated based on the closing market price of our common stock on the NYSE on May 29, 2011 of $50.92.

(5)	The maximum life insurance benefit for normal death is $1,500,000; for accidental death, the maximum is $3,000,000; and an additional $500,000 may be paid if death is attributable to death while traveling on business. These benefits would be paid from term life insurance policies.

(6)	This amount represents the value of awards that would receive accelerated vesting because the NEOs age plus years of service would equal or exceed 70 as of May 29, 2011.

(7)	Miscellaneous benefits include welfare and other continuation benefits, post-retiree medical benefits and FlexComp Plan benefits.

(8)	This amount represents the value of awards that would receive accelerated vesting because the NEOs qualify for early retirement (age 55 plus ten years of service) as of May 29, 2011.

AUDIT COMMITTEE REPORT

The Audit Committee. Our Audit Committee consists of five directors, each of whom is an independent director under our Corporate Governance Guidelines and as required by the NYSE listing standards and SEC regulations for audit committee membership. The Audit Committee acts under a written charter adopted by the Board, which sets forth its responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. The Audit Committee appoints our independent registered public accounting firm and is primarily responsible for:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	The independent registered public accounting firm’s qualifications and independence; and

•	The performance of our internal audit function and independent registered public accounting firm.

Management is responsible for our internal controls, for the financial reporting process, and for providing a report assessing the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and an independent audit of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

Audit Committee Report. The Audit Committee has reviewed and discussed the audited consolidated financial statements with our management and discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 114 as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from KPMG LLP, required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KMPG LLP its independence.

Based upon the reviews and discussions with management and KPMG LLP described above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended May 29, 2011 for filing with the SEC.

This report has been furnished by the members of the Audit Committee:

David H. Hughes, Chair

Christopher J. Fraleigh

Victoria D. Harker

Senator Connie Mack, III

Maria A. Sastre

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Fees

The following table sets forth the aggregate fees billed or estimated to be billed to us by KPMG LLP for fiscal 2011 and fiscal 2010:

	Fiscal 2011	Fiscal 2010
Audit Fees	$1,500,000	$1,500,000
Audit-Related Fees	105,000	105,000
Tax Fees	360,057	352,300
All Other Fees	1,650	1,650

Total Fees	$1,966,707	$1,958,950

Audit Fees consist of fees paid to KPMG LLP for the audit of our annual financial statements included in the Annual Report on Form 10-K, review of our interim financial statements included in our Quarterly Reports on Form 10-Q, and services normally provided by our accountants in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit Fees. The services provided consisted in both years of audits of our employee benefit plans and the Darden Restaurants, Inc. Foundation.

Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning.

All Other Fees consist of fees other than the services reported above. The services provided consisted of a subscription to an accounting website.

Pre-Approval Policy

Pursuant to our policy on Pre-Approval of Audit and Non-Audit Services, a copy of which is available at www.darden.com, we discourage the retention of our independent registered public accounting firm for non-audit services. We will not retain our independent registered public accounting firm for non-audit work unless:

•	In the opinion of senior management, the independent registered public accounting firm possesses unique knowledge or technical expertise that is superior to that of other potential providers;

•	The approvals of the Chair of the Audit Committee and the CFO are obtained prior to the retention; and

•	The retention will not affect the status of the independent registered public accounting firm as “independent accountants” under applicable rules of the SEC, Independence Standards Board and NYSE.

The details regarding any engagement of the independent registered public accounting firm for non-audit services are provided promptly to the full Audit Committee. During fiscal 2011 and fiscal 2010, all of the services provided by KPMG LLP for the services described above related to Audit-Related Fees, Tax Fees, and All Other Fees were pre-approved using the above procedures and none were provided pursuant to any waiver of the pre-approval requirement.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Why did I receive a one-page Notice in the mail regarding the Availability of Proxy Materials this year instead of printed proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to our shareholders, we have elected to furnish such materials to our shareholders by providing access to these documents over the Internet. Accordingly, on August 11, 2011, we sent a Notice of Availability of Proxy Materials to our shareholders of record and beneficial owners. You have the ability to access the proxy materials on a website referred to in such Notice or request to receive a printed set of the proxy materials free of charge.

Who is entitled to vote?

Record holders of our common shares at the close of business on Friday, July 29, 2011 are entitled to one vote for each common share they own. On July 29, 2011, approximately 134,586,524 shares of common stock were outstanding and eligible to vote. The shares held in our treasury are not considered outstanding and will not be voted or considered present at the meeting. There is no cumulative voting.

How do I vote?

Before the meeting, if you are a shareholder of record, you may vote your shares in one of the following three ways:

•	By Internet, by going to the website shown on your proxy card or Notice of Availability of Proxy Materials and following the instructions for Internet voting set forth on such proxy card or Notice;

•	If you reside in the United States or Canada, by telephone at the number shown on your proxy card and following the instructions on such proxy card; or

•	If you received or requested printed copies of the proxy materials by mail, by completing, signing, dating and returning the proxy card.

Telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m. EDST on September 21, 2011.

Please use only one of the three ways to vote. Please follow the directions on your proxy card or Notice of Availability of Proxy Materials carefully. The Florida Business Corporation Act provides that a shareholder may appoint a proxy by electronic transmission, so we believe that the Internet or telephone voting procedures available to shareholders are valid and consistent with the requirements of applicable law.

If you return your signed proxy card or use Internet or telephone voting before the annual meeting, we will vote your shares as you direct. You have two choices for each director nominee—FOR or WITHHOLD—and three choices for each other matter to be voted upon—FOR, AGAINST or ABSTAIN, except that in the case of the Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation, you may vote your shares to have the advisory vote held every ONE YEAR (i.e. annually), TWO YEARS or THREE YEARS, or you may ABSTAIN.

If you are a shareholder of record and do not specify on your returned proxy card or through the Internet or telephone prompts how you want to vote your shares, we will vote them FOR the election of each of the 12 director nominees set forth in this Proxy Statement, FOR the approval of the amended Employee Stock Purchase Plan, FOR the approval of our executive compensation, for advisory votes on executive compensation to be held every ONE YEAR (i.e. annually) and FOR the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 27, 2012.

If your shares are held in a brokerage account in your bank or broker’s name (“street name”), the proxy materials or Notice of Availability of Proxy Materials were forwarded to you by your bank or broker, who is considered the shareholder of record for purposes of voting at the annual meeting. If you received a proxy card, those shares held in street name were not included in the total number of shares listed as owned by you on the proxy card. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account. You should follow the voting instructions provided by your bank or broker. You may complete and mail a voting instruction card to your bank or broker or, if your bank or broker allows, submit voting instructions by telephone or the Internet.

A “broker non-vote” generally occurs when you fail to provide your broker with voting instructions at least ten days before the annual meeting and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the NYSE rules applicable to its member brokers. Broker non-votes are not counted as votes cast on a proposal, but the shares represented at the meeting by an executed proxy to which such non-votes relate are counted as present for the limited purpose of determining a quorum at the annual meeting. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm is considered a routine matter under current applicable rules. The election of directors, the proposal to approve our amended Employee Stock Purchase Plan, the Advisory Vote on Executive Compensation, and the Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation are not considered to be routine matters.

Ballots will be distributed during the meeting to anyone who wants to vote in person. If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote in person at the meeting.

How do you recommend that I vote on these items?

The Board recommends that you vote FOR each of the named director nominees to the Board, FOR the amended Employee Stock Purchase Plan, FOR the advisory vote on executive compensation, for ONE YEAR (i.e. annual) advisory votes on executive compensation, and FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2012.

Will my shares held in street name be voted if I do not provide my proxy?

If your shares are held in the name of a brokerage firm, your shares might be voted even if you do not provide the brokerage firm with voting instructions. Under the rules of the NYSE, on certain “routine” matters, brokerage firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. At this time, the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm is considered a routine matter for this purpose, assuming that no shareholder contest arises as to this matter.

What if I change my mind after I vote?

You may change your vote or revoke your proxy at any time before the polls close at the meeting by:

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Voting again by Internet or telephone prior to the meeting as described on the proxy card; or

•	Voting again in person at the meeting.

You also may revoke your proxy prior to the meeting without submitting a new vote by sending a written notice to our Corporate Secretary that you are withdrawing your vote.

What shares are included on my proxy card?

If you received a proxy card by mail, your proxy card includes shares held in your own name and shares held in any Darden plan, including the Darden Shareowner Service Plus PlanSM and the Employee Stock Purchase Plan. You may vote these shares by Internet, telephone or mail, all as described on the enclosed proxy card and Notice of Availability of Proxy Materials.

How do I vote if I participate in the Darden Savings Plan?

If you hold shares in the Darden Savings Plan, which includes shares held in the Darden Stock Fund in the 401(k) plan, the Employee Stock Ownership Plan and after-tax accounts, these shares have been added to your other holdings on your proxy card if you received a proxy card by mail. You may direct the trustee how to vote your Darden Savings Plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, telephone or mail, as described on the proxy card or Notice of Availability of Proxy Materials. If you do not submit timely voting instructions to the trustee on how to vote your shares, your Darden Savings Plan shares will be voted by the trustee in the same proportion that it votes shares in other Darden Savings Plan accounts for which it did receive timely voting instructions.

What does it mean if I received more than one proxy card or Notice of Availability of Proxy Materials?

If you received more than one proxy card or Notice of Availability of Proxy Materials, it means you have multiple accounts with your brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. You may contact our transfer agent, Wells Fargo, National Association, toll free at (877) 602-7596.

Who may attend the annual meeting?

The annual meeting is open to all holders of our common shares. To attend the meeting, you will need to register upon arrival. We also may verify your name on our shareholders’ list and ask you to produce valid identification. If your shares are held in street name by your broker or bank, you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own Darden shares, it is possible that you may not be admitted to the meeting.

May shareholders ask questions at the annual meeting?

Yes. In order to give a greater number of shareholders an opportunity to ask questions, we may impose certain procedural requirements such as limiting repetitive or follow-up questions or requiring questions to be submitted in writing.

How many shares must be present to hold the annual meeting?

A majority of our outstanding common shares as of the record date must be present in person or by proxy at the meeting. This is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly returned a proxy by Internet, telephone or mail. Abstentions and “broker non-votes” also will be counted for purposes of establishing a quorum, as explained above under the question “How do I vote?”.

How many votes are required to approve each proposal?

Proposal 1: Elect 12 directors from the named director nominees.

The 12 director nominees receiving the highest number of “FOR” votes will be elected as directors. This number is called a plurality. Failing to vote or voting your proxy to withhold authority for all or some of the director nominees will have no effect on the election of directors. Broker non-votes will also have no effect on this proposal. However, under our bylaws, if a director nominee in an uncontested election does not receive at least a majority of the votes cast for the election of directors at any meeting at which a quorum is present, the director must tender his or her resignation to the Board, as more particularly described under the heading “Director Election Governance Practices.”

Proposal 2: Approve our amended Employee Stock Purchase Plan.

Under Florida law, this proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal at the meeting. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” with respect to this proposal, your vote will not be counted as cast. Accordingly, abstentions will have no legal effect on whether this matter is approved.

Proposal 3: To hold a advisory vote on executive compensation.

If the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal at the meeting, shareholders will have approved our executive compensation on a non-binding basis. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” with respect to this proposal, your vote will not be counted as cast. Accordingly, abstentions will have no legal effect on whether this matter is approved.

Proposal 4: To hold an advisory vote on the frequency of future advisory votes on executive compensation.

The frequency of future advisory votes on executive compensation of the Named Executive Officers receiving the greatest number of votes—every one, two or three years—will be the frequency that shareholders approve on a non-binding basis.

Proposal 5: Ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2012.

Shareholder approval for the appointment of our independent registered public accounting firm is not required, but the Board is submitting the selection of KPMG LLP for ratification in order to obtain the views of our shareholders. Under Florida law, this proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal at the meeting, including those voted by proxy card, Internet and telephone. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” on this proposal, your vote will not be counted as cast. Accordingly, abstentions will have no effect on whether this matter is approved. Broker non-votes will also have no effect on this proposal. If the appointment of KPMG LLP is not ratified, the Audit Committee will reconsider its selection.

How will voting on “any other business” be conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the annual meeting other than the proposals described in this Proxy Statement. If any other business is properly presented at the annual meeting, the proxies received will be voted on such matter in accordance with the discretion of the proxy holders.

Where do I find the voting results of the meeting?

We will include the voting results in a Current Report on Form 8-K, which we will file within four business days after the date our 2011 Annual Meeting of Shareholders ends.

How do I submit a shareholder proposal, nominate directors or recommend director nominees, or submit other business for next year’s annual meeting?

If you wish to submit a proposal to be included in our Proxy Statement for our 2012 Annual Meeting of Shareholders, we must receive the proposal at our principal office on or before April 15, 2012. Please address your proposal to: Corporate Secretary, Darden Restaurants, Inc., 1000 Darden Center Drive, Orlando, Florida 32837.

Under our bylaws (which are subject to amendment at any time), if you wish to nominate a director or bring other business before the shareholders at our 2012 Annual Meeting, you must:

•	Notify our Corporate Secretary in writing on or before May 25, 2012; and

•	Include in your notice the specific information required by our bylaws.

If you would like a copy of our bylaws, we will send you one without charge on request. A copy of our bylaws also is available at www.darden.com.

If you wish to recommend a nominee for director, you should comply with the procedures provided in our Director Nomination Protocol available at www.darden.com as Appendix A to our Nominating and Governance Committee charter and discussed under the heading “Director Candidates Recommended by Shareholders.”

OTHER BUSINESS

Our Board knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

SOLICITATION OF PROXIES

We pay the costs of proxy solicitation, including the costs for mailing the Notice of Availability of Proxy Materials and preparing this Proxy Statement. We have engaged Georgeson Shareholder Communications, Inc. to assist us in soliciting proxies from our shareholders for a fee of $9,000, plus reimbursement of out-of-pocket expenses. In addition to Georgeson, our directors, officers and regular employees may, without additional compensation, solicit proxies personally or by telephone or other electronic communications. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

HOUSEHOLDING OF ANNUAL SHAREHOLDERS’ MEETING MATERIAL

SEC rules allow us to deliver a single copy of proxy statements, annual reports, prospectuses and information statements or Notice of Availability of Proxy Materials to any address shared by two or more of our shareholders. This method of delivery is called “householding” and can significantly reduce our printing and mailing costs and reduce the volume of mail you receive. Accordingly, we are delivering only one Notice of Availability of Proxy Materials or (if paper copies are requested) one Proxy Statement and 2011 Annual Report to multiple shareholders sharing an address, unless we received instructions to the contrary from one of more of the shareholders.

If you would like to receive more than one copy of the Notice of Availability of Proxy Materials or Proxy Statement and our 2011 Annual Report, we will promptly send you additional copies upon written or oral request directed to Broadridge Financial Services at toll free (800) 579-1639, or at www.proxyvote.com. The same phone number and address may be used to notify us that you prefer to receive your own copy of proxy and other materials in the future or to request future delivery of a single copy of proxy or other materials.

If your shares are held in street name, you may request information about householding from your bank or broker.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10 percent of our common shares to file with the SEC and NYSE reports of ownership and changes in ownership of our common shares. Directors, executive officers and greater than 10 percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of these reports furnished to us since the beginning of fiscal 2011 and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors and executive officers were timely satisfied during fiscal 2011, except that the following persons filed a Form 4 one day late on July 6, 2010 to report the acquisition of shares of common stock on June 30, 2010 pursuant to the vesting of PSUs: Mr. Buettgen: 2,001 shares; Mr. Lopdrup: 2,735 shares; Mr. Richmond: 779 shares; and Ms. Ng: 551 shares.

AVAILABILITY OF ANNUAL REPORT TO SHAREHOLDERS

SEC rules require us to provide an Annual Report to shareholders who receive this Proxy Statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on September 22, 2011: The Proxy Statement and our 2011 Annual Report to Shareholders are available without charge to shareholders upon written or oral request directed to Broadridge Financial Services at toll free (800) 579-1639 or at www.proxyvote.com.

YOUR VOTE IS IMPORTANT!

Please vote by telephone or the Internet or promptly mark, sign, date and return your proxy card if you received a proxy card by mail.

BY ORDER OF THE

BOARD OF DIRECTORS

Teresa M. Sebastian

Senior Vice President,

General Counsel and Secretary

August 11, 2011

APPENDIX A

DARDEN RESTAURANTS, INC.

EMPLOYEE STOCK PURCHASE PLAN

1. Purpose of the Plan. The purpose of the Darden Restaurants, Inc. Employee Stock Purchase Plan (the “Plan”) is to provide an opportunity for eligible employees of Darden Restaurants, Inc. (the “Company”) and designated subsidiaries to obtain an ownership interest in the Company through purchases of shares of the Company’s common stock, no par value (being referred to herein as the “Shares”), as an incentive to promote the profitable growth of the Company. A portion of the Plan permits the purchase of Shares through an “employee stock purchase plan,” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and to the extent such Shares are purchased through that portion of the Plan, it is intended that such portion of the Plan be treated as a separate plan which shall comply with Section 423 of the Code in all respects. Separately, to the extent provided in Section 18 and Section 26 of this Plan document, certain provisions of this Plan document govern the purchase of Shares other than through the portion of the Plan governed by Section 423 of the Code and it is intended that such purchases shall not be subject to the requirements of Section 423 of the Code.

2. Subsidiary. For purposes of the Plan, the term “subsidiary” shall mean any corporation (whether or not in existence at the time the Plan is adopted) which is a subsidiary of the Company under the definition of “subsidiary corporation” contained in Section 424(f) of the Code, or any similar provision hereafter enacted. The term “designated subsidiary” is any subsidiary, as defined in the preceding sentence, which is designated as a participating subsidiary by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

3. Shares Subject to the Plan. There shall be available ~~Three~~ Five Million ~~Six~~ One Hundred Thousand (~~3,600,000~~ 5,100,000) Shares for purchase under the Plan; provided, however, that the number of Shares which may be issued under the Plan shall be equitably adjusted by the Board to reflect any stock dividend, stock split, recapitalization, share combination, or similar change in the capitalization of the Company. The Shares available for purchase under the Plan may be authorized but unissued shares, treasury shares or shares acquired in the open market or otherwise. Up to ~~Three~~ Five Million ~~Five Hundred Thousand~~ (~~3,500,000~~ 5,000,000) of the available Shares shall be available as part of this Plan which is subject to Section 423 of the Code.

4. Custodian. The Company shall be the Custodian for the Plan, unless the Committee shall in its discretion select a third party to be the Custodian. Such Custodian shall be known as the Custodian for the Employee Stock Purchase Plan (the “Custodian”).

5. Eligibility Requirements and Joining the Plan.

a. With respect to the portion of this Plan subject to Section 423 of the Code, any employee of the Company or a designated subsidiary shall be “eligible” to participate in the Plan, other than (i) employees whose “customary employment” is twenty (20) hours or less per week, (ii) employees whose customary employment is for not more than five (5) months in any calendar year, (iii) employees who have been employed for less than one (1) year from hire date, (iv) persons who are both highly compensated employees (within the meaning of Section 414(q) of the Code) and subject to Section 16(b) of the Securities Exchange Act of 1934, and (v) employees who, immediately after the grant of the right to purchase Shares hereunder, would own (within the meaning of Section 423(b)(3) of the Code) shares (including Shares which such employee may purchase under the Plan or shares under any outstanding option) possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any subsidiary. “Customary employment” of twenty (20) hours or less per week shall be determined, after one (1) year of employment, bi-annually, based on the average of such hours during the preceding six (6) month period, and such determination shall affect eligibility only for Offering Periods commencing after such determination.

b. Any eligible employee may enroll in the Plan by contacting the third party service provider designated by the Company (“Service Provider”). Except in the case of subsequent ineligibility or withdrawal from the Plan, he or she may commence payroll deductions and/or check or money order contributions at the beginning of the first Offering Period (hereinafter defined) following enrollment, provided that the enrollment is completed at least ten (10) business days prior to the beginning of such Offering Period. Employees participating in the Plan are referred to as “Participants.”

6. Stock Purchases Through Payroll Deductions and Lump Sum Contributions.

a. An employee wishing to purchase Shares pursuant to the Plan by payroll deduction shall designate that method to the Service Provider. A Participant may specify as the amount to be deducted from his or her compensation an amount that may not exceed $5,000 per calendar quarter and which may not be less than $10 per pay period. A Participant may increase, decrease, or stop the amount to be deducted from his or her compensation by contacting the Service Provider, which shall become effective within ten (10) business days of such request.

b. Participants may also make lump sum contributions via personal check or money order for the purchase of Shares under the Plan. These check or money order contributions are to be included in the $5,000 per calendar quarter contribution limitation. In order to purchase Shares on the next Purchase Date (hereinafter defined), the Participant must deliver the check or money order directly to the Company’s Total Rewards Department (or such other location as the Company may designate) at least ten (10) business days before such Purchase Date.

c. Notwithstanding the foregoing, with respect to Shares acquired pursuant to the portion of the Plan subject to Section 423 of the Code, no Participant shall have the right to purchase Shares under the Plan if such right would permit such employee to purchase Shares under the Plan and shares under all other “employee stock purchase plans,” as defined in Section 423(b) of the Code, of the Company and its subsidiaries at an aggregate rate exceeding $25,000 of the fair market value of such shares (determined as of the date such right to purchase is granted) for each calendar year in which such right to purchase is outstanding at any time, as in accordance with the provisions of Section 423(b)(8) of the Code and any regulations promulgated thereunder. In addition, no Participant may purchase greater than 1,000 Shares during a calendar quarter.

7. Maintenance of Employees’ Contributions. The Company will retain, on behalf of each Participant, the amounts withheld from each Participant’s compensation pursuant to Section 6.a. and contributed by each Participant pursuant to Section 6.b. The Company will apply such amounts to the Participant’s purchase of Shares in accordance with the provisions of the Plan. No interest will be paid to the Participants on such amounts.

8. Duties of Custodian; Stock Purchase Accounts. The Company will hold as Custodian all funds received by it under the Plan and all of the Shares acquired under the Plan, until delivery thereof to the Participants hereunder. The Custodian or its designee shall establish and maintain an account in the name of each Participant for the purpose of tracking (i) the amounts withheld from such Participant’s compensation pursuant to Section 6.a., (ii) the amounts contributed by such Participant pursuant to Section 6.b., (iii) the number of whole and fractional Shares held by such Participant, and (iv) the amount of any dividends or other distributions paid on Shares held in such Participant’s account. The Custodian may rely on all orders, requests, and instructions with respect to the Plan given in writing and signed by the Chairman of the Committee and the Custodian shall not be liable to any person for any action taken in accordance therewith.

9. Purchase of Shares.

a. Unless otherwise determined and announced by the Committee at least ten (10) business days prior to the beginning of an Offering Period, each calendar quarter shall be an “Offering Period” under the Plan. The Committee may, in its discretion, change the Offering Period from time to time; provided, that any change in the Offering Period must be announced at least ten (10) business days prior to the beginning of the new Offering Period; and provided further, that in no event shall an Offering Period be greater than one (1) year.

b. On the last day of each Offering Period during which trading in securities generally occurs on the New York Stock Exchange (the “Purchase Date”), the Custodian shall apply the funds accumulated in each Participant’s account pursuant to Sections 6.a. and 6.b. to the purchase of Shares. Unless otherwise determined and announced by the Committee at least ten (10) business days prior to the beginning of an Offering Period, the purchase price of Shares as of the Purchase Date shall be eighty-five percent (85%) of the mean between the highest and lowest selling prices of a share as quoted on the New York Stock Exchange on either (i) the last day of the Offering Period during which trading in securities generally occurs on the New York Stock Exchange or (ii) the first day of the Offering Period during which trading in securities generally occurs on the New York Stock Exchange, whichever is lower (the “Discounted Purchase Price”). The Committee may, in its discretion, change the Discounted Purchase Price from time to time; provided, that any change in the Discounted Purchase Price must be announced at least ten (10) business days prior to the beginning of an Offering Period in order to be effective for that Offering Period; and provided further, that in no event shall the Discounted Purchase Price be less than eighty-five percent (85%) of the mean between the highest and lowest selling prices of a share as quoted on the New York Stock Exchange on either (i) the last day of the Offering Period during which trading in securities generally occurs on the New York Stock Exchange or (ii) the first day of the Offering Period during which trading in securities generally occurs on the New York Stock Exchange, whichever is lower. The Custodian shall purchase as many whole Shares and fractional Shares at the Discounted Purchase Price as may be purchased with the funds accumulated in each Participant’s account pursuant to Sections 6.a. and 6.b. as of the Purchase Date. Notwithstanding the foregoing, the Custodian shall have the right to defer the purchase of Shares during periods of extreme market instability whenever the Custodian determines that such a deferred purchase will protect the interests of Participants. All purchases of Shares shall be made in the name of the Custodian or its nominee. If the purchases for all Participants for any Offering Period would otherwise cause the aggregate number of Shares sold under the Plan to exceed the number of Shares specified in Section 3 of the Plan, each Participant shall be allocated a pro rata portion of the Shares to be sold for such Offering Period.

10. Transfer of Shares to Participants.

a. A Participant at any time may request that the Shares accumulated on his or her behalf under the Plan be transferred from the name of the Custodian into the name of the Participant, and subject to the proviso contained in the following paragraph b., a certificate evidencing such Shares (the “Certificated Shares”) shall be issued in the name of and delivered to the Participant. Dividends paid on Certificated Shares owned by Participants shall not be reinvested under the Plan in accordance with Section 18, but instead will be paid to the Participant as soon as practicable.

b. Shares acquired under the Plan may not be sold or otherwise disposed of for at least one (1) year after the date on which the Shares were acquired by the Custodian for the account of the Participant, except in the case of termination of employment, retirement, death, or disability. Any Certificated Shares delivered to a Participant prior to the expiration of such one-year period shall contain a legend to reflect such restriction.

11. Shares Retained by Custodian. All rights accruing to an owner of record of Shares held by the Custodian shall belong to and be vested in the Participant for whose account such Shares are being held, including the right to all dividends declared in respect of such Shares, and the right to receive all notices of shareholders’ meetings and to vote thereat to the same extent as if such Shares were held for the Participant in street name by a member firm of the New York Stock Exchange.

12. Withdrawal from the Plan.

a. Involuntary Withdrawal. Any Participant who for any reason ceases to be eligible to participate in the Plan, but continues to be employed by the Company or any designated subsidiary (“Non-eligible Employee”) shall be withdrawn from the Plan and shall no longer be eligible to purchase Shares pursuant to the Plan. All payroll deductions shall cease to be effective as of the first date of ineligibility, and the amount of any payroll deductions, Participant contributions and cash dividends in his or her account shall be applied to purchase Shares in accordance with the applicable provisions of the Plan, unless such Non-eligible Employee has contacted the

Total Rewards Service Center at least ten (10) business days prior to the next Purchase Date and, subject to such terms and conditions as the Committee in its discretion may impose, elected to receive the entire cash balance in his or her account in cash within thirty (30) days after the end of the Offering Period. No interest will accrue for the benefit of, or be payable to, the Non-Eligible Employee with respect to any such amounts. Previously purchased Shares may be retained by the Custodian, unless otherwise instructed by the Non-eligible Employee. Any dividends on Shares after the date of ineligibility shall be paid to the Non-eligible Employee.

b. Voluntary Withdrawal. Any Participant may voluntarily withdraw from the Plan by submitting a request for withdrawal to the Service Provider. If such request is received by the Service Provider at least ten (10) business days prior to the next Purchase Date, the Participant will receive the entire cash balance in his or her account in cash, together with all Shares held by the Custodian which have been allocated to his or her account and cash equal to any fractional Share in such account, within thirty (30) days after the effective date of the withdrawal. If the request is not received by the Service Provider at least ten (10) business days prior to the next Purchase Date, the amount of any payroll deductions, Participant contributions and cash dividends in such Participant’s account shall be applied to purchase Shares in accordance with the applicable provisions of the Plan and the Participant shall receive all Shares held by the Custodian which have been allocated to his or her account, together with cash equal to any fractional Share in such account, within thirty (30) days following the end of the Offering Period in which such request was received by the Service Provider. No interest will accrue for the benefit of, or be payable to, the withdrawing Participant with respect to any such amounts. A Participant who voluntarily withdraws from the Plan will not be eligible to reenter the Plan until the beginning of the next Offering Period following the date of such withdrawal and only if he or she complies with the provisions of Section 5.b. of the Plan.

13. Termination of Employment, Retirement, Disability, and Death. If employment of any Participant with the Company or any designated subsidiary shall terminate prior to the end of any Offering Period because of his or her termination, retirement, death, or disability, then all further payroll deductions shall cease as of the date of such termination and the Participant (or the Participant’s beneficiary or estate as provided for herein) will receive the entire cash balance in his or her account in cash, together with all Shares held by the Custodian which have been allocated to his or her account and cash equal to any fractional Share in such account, within thirty (30) days following the date of such termination. No interest will accrue for the benefit of, or be payable to, the Participant (or the Participant’s beneficiary or estate) with respect to any such amounts.

14. Beneficiary. A Participant may designate a person or persons, firm, corporation, or other entity as the Participant’s beneficiary by contacting the Company’s Total Rewards Department (or such other party or by such other procedure as the Company may designate) prior to death. The Participant’s most recent designation shall apply at the time of death. If a Participant is married at the time of his or her death, the designation of someone other than the Participant’s spouse shall be valid only if such spouse has formally consented in writing to the designation of a different beneficiary, the consent acknowledges the effect of such designation, and the consent is witnessed by two persons of legal age or notarized by a notary public. If, at the time of the Participant’s death, there is no beneficiary designated or surviving, the beneficiary shall be the Participant’s estate. Determination of the beneficiary in each case shall be made by the Custodian.

15. Transferability of Interest in the Plan. The right to purchase Shares which is granted hereunder shall not be assignable or transferable by the Participant and may be exercised only by the Participant. Participants may not in any manner assign or create a lien on any funds or Shares held under the Plan. Except as otherwise required by law, the Custodian will in no event recognize or honor an attempted assignment of, or creation of a security interest in, or attachment by creditors of, any funds or Shares held under the Plan.

16. Administration of the Plan. The Plan shall be administered by the Committee. The Committee’s determinations as to any questions which may arise with respect to the interpretation of the Plan provisions shall be final and binding, and the Committee may prescribe such rules as the Committee deems necessary to effectuate the provisions of the Plan. The Committee shall receive no additional compensation for serving as administrator of the Plan. The Committee may delegate its authority to administer the Plan to a Custodian and/or to such directors, officers, employees or agents of the Company as it may deem appropriate from time to time.

17. Expenses. The Company shall pay all costs of administering the Plan, except that the Participant shall pay the costs associated with the sale of any Shares that the Participant chooses to sell and the costs associated with the issuance of Certificated Shares upon withdrawal from the Plan or upon the request of the Participant.

18. Dividends.

a. All cash dividends and other cash distributions paid on Shares held in a Participant’s account shall be used to purchase Shares in the open market on the dividend payment date or as promptly thereafter as practicable and such Shares shall be treated as being acquired other than through the portion of the Plan subject to Section 423 of the Code and shall not be taken into account in applying the limitations under Sections 3 or 6. The price per share of Shares purchased pursuant to this Section 18 shall be the weighted average price per share at which the Shares are actually purchased in the open market for the relevant dividend payment date on behalf of all Participants. The Custodian shall purchase as many whole Shares and fractional Shares as may be purchased with the amount of cash dividends and other cash distributions paid on Shares held on each Participant’s account. Notwithstanding the foregoing, the Custodian shall have the right to defer the purchase of Shares during periods of extreme market instability whenever the Custodian determines that such deferred purchase will protect the interests of Participants. All purchases of Shares shall be made in the name of the Custodian or its nominee.

b. All non-cash dividends and other non-cash distributions paid on Shares held in a Participant’s account shall be held by the Custodian for the benefit of such Participant, subject to such rules as may be established by the Committee.

19. Statement of Account. Not less frequently than quarterly, the Custodian shall distribute or cause to be distributed to each Participant a statement of account. The statement shall set forth (i) the total number of Shares purchased under the Plan on behalf of the Participant, (ii) the dates such Shares were allocated to the account of the Participant, (iii) the purchase price of the Shares purchased under the Plan on behalf of the Participant, and (iv) any cash balances in the account.

20. Government Regulations. The obligation of the Company with respect to rights under the Plan shall be subject to all applicable laws, rules, and regulations and such approvals by any governmental agency as may be required, including, without limitation, the effectiveness of any registration statement required under the Securities Act of 1933, as amended, and the rules and regulations of the New York Stock Exchange or any other securities exchange on which the stock may be listed. If any of the terms or provisions of the Plan conflict with the requirements of Section 423 of the Code, other than any such terms or provisions which expressly state that Share purchases are being made other than through the portions of the Plan intended to be subject to Section 423 of the Code, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Section 423 of the Code. With respect to purchases of Shares under this Plan which are intended to be subject to Section 423 of the Code, if the Plan does not contain any provision required to be included herein under Section 423 of the Code, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.

21. Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Florida.

22. No Right to Employment. Nothing in the Plan shall be construed as giving any Participant the right to be retained as an employee of the Company or any subsidiary, nor will it affect in any way the right of the Company or any subsidiary to terminate any Participant’s employment at any time, with or without cause. In addition, the Company or a subsidiary may at any time dismiss a Participant from employment free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan.

23. Shareholder Approval. The Plan was adopted and approved by the Board of Directors of the Company on June 23, 1998, was approved by the shareholders of the Company on September 24, 1998, and became effective on January 1, 1999. Amendments to the Plan were adopted and approved by the Board of Directors on June 15, 2004, effective on January 1, 2005, and approved by the shareholders of the Company on September 29, 2004.

24. Termination or Amendment of the Plan. The Committee may terminate or amend the Plan at any time; provided, that without shareholder approval (i) the class of individuals eligible to purchase Shares under the Plan shall not be changed, (ii) the maximum number of Shares available for purchase under Section 3 of the Plan shall not be increased except as permitted under Section 3 hereof, and (iii) the Discounted Purchase Price shall not be less than eighty-five percent (85%) of the mean between the highest and lowest selling prices of a share as quoted on the New York Stock Exchange on either (a) the last day of the Offering Period during which trading in securities generally occurs on the New York Stock Exchange or (b) the first day of the Offering Period during which trading in securities generally occurs on the New York Stock Exchange, whichever is lower. The Plan shall automatically terminate when all Shares provided for in Section 3 of the Plan have been sold. No termination or amendment of the Plan shall impair the rights of any Participant under the Plan to receive any Shares which have been allocated to his or her account, together with the amount of any payroll deductions, Participant contributions and cash dividends in his or her account which have not been applied to the purchase of Shares.

25. Merger or Consolidation. If the Company is merged into or consolidated with one or more corporations during the term of the Plan, appropriate adjustments will be made to give effect thereto on an equitable basis in terms of issuance of shares of the corporation surviving the merger or of the consolidated corporation, as the case may be.

26. International Participants. The Committee shall have the power and authority to allow any of the Company’s subsidiaries other than designated subsidiaries to adopt and join in the portion of this Plan that is not intended to comply with Section 423 of the Code and to allow employees of such subsidiaries who work or reside outside of the United States an opportunity to acquire Shares in accordance with such special terms and conditions as the Committee may establish from time to time. Without limiting the authority of the Committee, the special terms and conditions which may be established with respect to any foreign country, and which need not be the same for all foreign countries, include but are not limited to the right to participate, procedures for elections to participate, the payment of any interest with respect to amounts received from or credited to accounts held for the benefit of participants, the purchase price of any Shares to be acquired, the length of any Offering Period, the maximum amount of contributions, credits or Shares which may be acquired by any participating employees, and a participating employee’s rights in the event of his or her death, disability, withdrawal from participation in the purchase of Shares hereunder, or termination of employment. Any purchases made pursuant to the provisions of this Section 26 shall not be subject to the requirements of Section 423 of the Code.

Original Plan adopted by Board: June 23, 1998

Approved by Shareholders: September 24, 1998

Amended and Restated Plan approved by Board: June 15, 2004

Amended and Restated Plan approved by Shareholders: September 29, 2004

Amended December 15, 2010.

Amended by the Board effective January 1, 2012, subject to shareholder approval.

Appendix B—Glossary of Terms

•	CEO. Our chief executive officer.

•	CFO. Our chief financial officer.

•	COO. Our chief operating officer.

•	Compensation Committee or Committee. The Compensation Committee of our Board of Directors.

•	Committee’s Consultant. The compensation consultant retained from time to time (currently Towers Watson) by the Compensation Committee.

•

Diluted net earnings per share growth. Earnings per share (net income from continuing operations as reported in our financial statements, divided by diluted weighted-average shares) increase over the prior fiscal year. Diluted weighted-average shares include weighted-average shares outstanding plus the dilutive effect of share-based compensation.

•	Exchange Act. The Securities Exchange Act of 1934, as amended.

•	Executive officers. The most senior executives of the Company designated as our “executive officers” in our most recent Form 10-K; currently thirteen employees.

•	Knapp-Track™. A monthly sales and guest count tracking service for comparable restaurants. Knapp-Track™ measures the performance of all of Darden’s major competitors in the restaurant industry.

•	LTI. The Long-Term Incentive Program, which provides our officers reward opportunities tied to achieving sustained strong financial performance through both stock options and PSUs.

•	MIP. The Management and Professional Incentive Plan, which is our annual cash incentive plan.

•	NEO. Named Executive Officer. Our officers who are named in the Summary Compensation Table, as required by SEC rules.

•	NYSE. The New York Stock Exchange.

•	Officers. Employees at the level of vice president and above; approximately 100 employees.

•	Purchase Plan: The Darden Restaurants, Inc. Employee Stock Purchase Plan.

•	PSU. Performance Stock Units granted under our Performance Stock Unit program, a three- to five-year incentive plan that is part of our LTI program.

•

RARE Plan. The RARE Hospitality International, Inc. (RARE) Amended and Restated 2002 Long-Term Incentive Plan, which provides for the issuance of common stock in connection with awards of non-qualified stock options, incentive stock options, restricted stock and restricted stock units to any employee, officer, director, consultant or advisor of the Company who, as of September 30, 2007, was an employee, officer, director, consultant or advisor to RARE or its subsidiaries or affiliates.

•	S&P 500. A value weighted index of the prices of the common stock of 500 large companies, whose stock trades on either the NYSE or the NASDAQ.

•	SARs. Stock appreciation rights.

•	Sales growth. Our total sales during the fiscal year compared to our total sales in the prior fiscal year.

•

Same-restaurant sales. A year-over-year comparison of each period’s sales volumes for our restaurants that have been open at least 16 months, including recently acquired restaurants, absent consideration of when the restaurants were acquired.

•	SEC. The U.S. Securities and Exchange Commission.

•	Senior officers. The group of senior executives of the Company; approximately twenty-five employees.

B-1

•

TSR or Total shareholder return. The total return on our shares over a specified time period, expressed as a percentage (calculated based on the change in our common stock price over the relevant measurement period and assuming reinvestment of dividends).

•

2002 Plan. The Darden Restaurants 2002 Stock Incentive Plan, as amended, which provides for the grant of stock options, SARs, restricted stock, restricted stock units, performance awards and other stock and stock-based awards to employees, officers, consultants, advisors and non-employee directors.

B-2

1000 DARDEN CENTER DRIVE ORLANDO, FL 32837

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VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on September 21, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Darden Restaurants, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M37771-P15576 KEEP THIS PORTION FOR YOUR RECORDS

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —  — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DARDEN RESTAURANTS, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote “FOR ALL” on proposal 1.

1.         To elect a full Board of 12 directors from the named director nominees to serve until the next annual meeting of shareholders and until their successors are elected and qualified. The 12 director nominees are as follows:

	☐	☐	☐

Nominees:
01)	Leonard L. Berry 07) William M. Lewis, Jr.
02)	Odie C. Donald 08) Senator Connie Mack, III
03)	Christopher J. Fraleigh 09) Andrew H. Madsen
04) 05) 06)	Victoria D. Harker 10) Clarence Otis, Jr. David H. Hughes 11) Michael D. Rose Charles A. Ledsinger, Jr. 12) Maria A. Sastre			The Board of Directors recommends you vote “1 YEAR” on proposal 4.	1 Year	2 Years	3 Years	Abstain
				4. To provide an advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote “FOR” proposals 2 and 3.	For	Against	Abstain	The Board of Directors recommends you vote “FOR” proposal 5.		For	Against	Abstain

2. To approve the amended Darden Restaurants, Inc. Employee Stock Purchase Plan.	☐	☐	☐	5. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 27, 2012.		☐	☐	☐
3. To approve an advisory resolution on executive compensation.	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted “FOR” proposals 1, 2, 3 and 5 and “1 YEAR” on proposal 4. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M37772-P15576

DARDEN RESTAURANTS, INC.

Notice of Meeting and Proxy for

ANNUAL MEETING OF SHAREHOLDERS

September 22, 2011

This proxy is solicited by the Board of Directors for use at the Annual Meeting on September 22, 2011.

The undersigned hereby appoints Clarence Otis, Jr., C. Bradford Richmond and Teresa M. Sebastian, and each of them, as proxies with full power of substitution, to vote all common shares which the undersigned has power to vote at the 2011 Annual Meeting of Shareholders of Darden Restaurants, Inc. to be held at 10:00 a.m. EDT on September 22, 2011, at the Hyatt Regency Orlando International Airport, 9300 Airport Boulevard, Orlando, Florida, 32827, and at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

If no choice is specified, the proxy will be voted “FOR” Proposals 1, 2, 3 and 5, and “1 YEAR” on Proposal 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE